Second Quarter 2005
Management’s Discussion and Analysis
Quarterly Financial Supplement
Six Months Ended June 30, 2005

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 2005
TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
			Increase			Increase
(Dollars in millions, except per share data)	2005	2004	(Decrease)	2005	2004	(Decrease)

EARNINGS SUMMARY
Net interest income (GAAP)	$3,358	2,838	18%	$6,771	5,699	19%
Tax-equivalent adjustment	53	65	(18)	114	127	(10)

Net interest income (Tax-equivalent)	3,411	2,903	17	6,885	5,826	18
Fee and other income	2,977	2,607	14	5,972	5,374	11

Total revenue (Tax-equivalent)	6,388	5,510	16	12,857	11,200	15
Provision for credit losses	50	61	(18)	86	105	(18)
Other noninterest expense	3,591	3,286	9	7,287	6,741	8
Merger-related and restructuring expenses	90	102	(12)	151	201	(25)
Other intangible amortization	107	107	—	222	219	1

Total noninterest expense	3,788	3,495	8	7,660	7,161	7
Minority interest in income of consolidated subsidiaries	71	45	58	135	102	32

Income before income taxes (Tax-equivalent)	2,479	1,909	30	4,976	3,832	30
Tax-equivalent adjustment	53	65	(18)	114	127	(10)
Income taxes	776	592	31	1,591	1,202	32

Net income	$1,650	1,252	32%	$3,271	2,503	31%

Diluted earnings per common share	$1.04	0.95	9%	$2.05	1.89	8%
Return on average common stockholders’ equity	14.04%	15.49	—	13.98%	15.43	—
Return on average assets	1.31%	1.22	—	1.31%	1.24	—

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.18%	1.35	—	1.18%	1.35	—
Allowance for loan losses as % of nonperforming assets	284	241	—	284	241	—
Allowance for credit losses as % of loans, net	1.25	1.43		1.25	1.43
Net charge-offs as % of average loans, net	0.09	0.17	—	0.09	0.15	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.44%	0.55	—	0.44%	0.55	—

CAPITAL ADEQUACY
Tier I capital ratio	7.85%	8.36	—	7.85%	8.36	—
Total capital ratio	11.25	11.02	—	11.25	11.02	—
Leverage ratio	6.10%	6.23	—	6.10%	6.23	—

OTHER FINANCIAL DATA
Net interest margin	3.23%	3.37	—	3.27%	3.46	—
Fee and other income as % of total revenue	46.60	47.33	—	46.45	47.99	—
Effective income tax rate	32.02%	32.19	—	32.72%	32.46	—

BALANCE SHEET DATA
Securities	$117,906	102,934	15%	$117,906	102,934	15%
Loans, net	230,287	172,917	33	230,287	172,917	33
Total assets	511,840	418,441	22	511,840	418,441	22
Total deposits	299,910	243,380	23	299,910	243,380	23
Long-term debt	49,006	37,022	32	49,006	37,022	32
Stockholders’ equity	$47,904	32,646	47%	$47,904	32,646	47%

OTHER DATA
Average diluted common shares (In millions)	1,591	1,320	21%	1,597	1,323	21%
Actual common shares (In millions)	1,577	1,309	20	1,577	1,309	20
Dividends paid per common share	$0.46	0.40	15	$0.92	0.80	15
Dividend payout ratio on common shares	44.23%	42.11	5	44.88%	42.33	6
Book value per common share	$30.37	24.93	22	$30.37	24.93	22
Common stock price	49.60	44.50	11	49.60	44.50	11
Market capitalization	$78,236	58,268	34	$78,236	58,268	34
Common stock price to book value	163%	178	(8)	163%	178	(8)
FTE employees	93,385	85,042	10	93,385	85,042	10
Total financial centers/brokerage offices	3,825	3,239	18	3,825	3,239	18
ATMs	5,089	4,396	16%	5,089	4,396	16%

Management’s Discussion and Analysis

This discussion contains forward-looking statements. Please refer to our Second Quarter 2005 Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
Executive Summary

Summary of Results of Operations	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2005	2004	2005	2004

Net interest income (GAAP)	$3,358	2,838	6,771	5,699
Tax-equivalent adjustment	53	65	114	127

Net interest income (a)	3,411	2,903	6,885	5,826
Fee and other income	2,977	2,607	5,972	5,374

Total revenue (a)	6,388	5,510	12,857	11,200
Provision for credit losses	50	61	86	105
Other noninterest expense	3,591	3,286	7,287	6,741
Merger-related and restructuring expenses	90	102	151	201
Other intangible amortization	107	107	222	219

Total noninterest expense	3,788	3,495	7,660	7,161
Minority interest in income of consolidated subsidaries	71	45	135	102
Income taxes	776	592	1,591	1,202
Tax-equivalent adjustment	53	65	114	127

Net income	1,650	1,252	3,271	2,503

Diluted earnings per common share	$1.04	0.95	2.05	1.89

(a) Tax-equivalent.
Wachovia’s net income in the first six months of 2005 was $3.3 billion, up 31 percent from the first six months of 2004, and diluted earnings per common share were $2.05, up 8 percent. These results reflect the merger of Wachovia and SouthTrust Corporation, which closed on November 1, 2004. Under the purchase method of accounting, prior periods have not been restated.
In the first six months of 2005 compared with the first six months of 2004, revenue grew 15 percent to $12.9 billion on growth in average earning assets of 25 percent.
•	An 18 percent increase in net interest income related to balance sheet growth largely reflected the SouthTrust acquisition.

•	11 percent growth in fee and other income, in addition to SouthTrust, largely reflected higher asset securitization and securities gains, gains on the sale of equity securities received in settlement of problem loans and increased debit card interchange fees. Weaker markets dampened growth in commissions and trading revenues.

•	Fee income represented 46 percent of our total revenue in the first six months of 2005 compared with 48 percent in the first six months of 2004.

Credit quality remained very strong, with a $189 million decline in total nonperforming assets from December 31, 2004. The annualized net charge-off ratio was 0.09 percent, down from 0.15 percent in the first six months of 2004. Provision expense declined 18 percent from the first six months of 2004 as a result of these trends and our ongoing strategy to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent.
Average net loans in the first six months of 2005 increased $61.1 billion from the first six months of 2004 to $222.5 billion. The increase included not only the addition from SouthTrust, but also the effect of a net $9.4 billion of consumer real-estate secured loans transferred to the loan portfolio in the fourth quarter of 2004 from loans held for sale and $2.6 billion in higher net leasing balances due to a previously reported income tax settlement. In addition, commercial loans reflected strength in middle-market commercial and large corporate lending. Average core deposits increased $57.0 billion from the first six months of 2004 to $273.2 billion, and average low-cost core deposits increased $49.4 billion to $225.4 billion.
Merger and other expense efficiencies held noninterest expense growth to 7 percent from the first six months of 2004, which drove a 436 basis point improvement in the overhead efficiency ratio to 59.58 percent. Further information about our goals for improving efficiency is in the Outlook section.
Our diversified business model and this strategic focus on expense control helped drive solid performance by our four major businesses amid such industry challenges as a flattening yield curve and a weaker retail brokerage and trading environment.
The General Bank’s earnings rose 36 percent on 25 percent higher revenue from the first six months of 2004 due to increased earning assets related to the SouthTrust acquisition and to strong expense management. The General Bank drove its overhead efficiency ratio down to a record low 49.11 percent.
Capital Management grew earnings 8 percent from the first six months of 2004 despite a 5 percent decline in revenues as efficiencies from the now-completed brokerage integration offset weak retail brokerage transaction activity.
Wealth Management generated record earnings, up 34 percent, on record revenue growth of 16 percent. These results reflected strong growth in loans and deposits, improved trust and investment management fees, and the May 2005 acquisition of an insurance brokerage firm.
Our Corporate and Investment Bank generated relatively stable earnings on a 9 percent increase in revenue with particular strength in advisory, underwriting and other investment banking fee and other income, which offset lower net interest income and weak trading results. Expenses rose due to strategic hiring and other personnel costs.

In addition, as we manage interest rate risk, we believe a rising rate environment – assuming it is accompanied by a rebound in business activity in the wake of a more robust economy – will produce many benefits for our business model. Accordingly, we have positioned our balance sheet to be slightly asset-sensitive in a rising rate environment. Our balance sheet is strong and “well capitalized” under regulatory guidelines with a tier 1 capital ratio of 7.85 percent and a leverage ratio of 6.10 percent at June 30, 2005.
In the second quarter of 2005 compared with the second quarter of 2004, net income including the SouthTrust impact rose 32 percent to a record $1.65 billion from $1.25 billion, and diluted earnings per common share rose 9 percent to $1.04 cents from 95 cents. These amounts include after-tax net merger-related and restructuring expenses of 3 cents per share in both the second quarters of 2005 and 2004.
Total revenue rose 16 percent to $6.4 billion in the second quarter of 2005 compared with the second quarter of 2004, with 17 percent growth in tax-equivalent net interest income and 14 percent growth in fee and other income. Net interest income growth reflected higher loans and deposits, largely related to SouthTrust. Growth in fee and other income, in addition to SouthTrust, came from stronger investment banking fees, asset securitizations and securities gains, partially offset by lower retail brokerage commissions and weaker trading results. In addition, the second quarter of 2004 included a loss of $68 million associated with the sale and leaseback of corporate real estate. Merger and other expense efficiencies held expense growth to 8 percent.
Outlook
Our diversified business model and strong execution in our four major businesses on their efficiency initiatives and revenue growth strategies give us confidence Wachovia will be one of the leading growth companies in our industry. We continue to make excellent progress in meeting our corporate objectives of revenue growth and disciplined expense control, increased distribution of products and services, hallmark customer service and balance sheet strength.
Our overall financial outlook for 2005 remains relatively unchanged, although we have revised the underlying assumptions due to changing economic conditions during the course of the year. Our assumptions include growth in the real gross domestic product (GDP) of 3.00 percent; inflation (based on the Consumer Price Index) of 3.00 percent; a federal funds rate of 4.00 percent by December 2005; and a 10-year Treasury bond rate of 4.25 percent by December 2005. We also note that while our original outlook incorporated growth in the S&P 500 index of 6.00 percent, this index was up only 2 percent in mid-July 2005.
This outlook compares growth rates from an illustrative combined Wachovia-SouthTrust, as if the two companies had been merged on January 1, 2004. This illustrative comparison includes Wachovia’s full year 2004 results plus SouthTrust’s results from January 1, 2004, to October 31, 2004, and includes assumed deposit base and other intangible amortization. The following outlook is for the full year 2005:

•	Net interest income growth in the low single-digit percentage range on a tax-equivalent basis;

•	A 10 basis point to 15 basis point decline (stabilizing in the second half of 2005) in the net interest margin from 3.42 percent for full year 2004;

•	Fee income growth in the high single-digit percentage range;

•	Noninterest expense (excluding merger-related and restructuring expenses) flat to slightly down, reflecting an estimated $250 million of incremental expense savings related to the retail brokerage integration, $250 million related to SouthTrust and approximately $150 million in 2005 related to our efficiency initiative;

•	Minority interest expense (excluding merger-related and restructuring expenses) in the range of 3.0 percent to 3.5 percent of pre-tax income (before minority interest expense);

•	Loan growth in the low teens percentage range, including consumer loan growth in the low- to mid-teens and commercial loan growth in the high-single-digit range;

•	Net charge-offs in the 10 basis point to 20 basis point range with provision expense also expected to be in this range;

•	An effective tax rate of approximately 34.5 percent to 35.0 percent on a tax-equivalent basis;

•	A leverage ratio above 6.00 percent and a tangible capital to tangible asset ratio of approximately 4.7 percent to 4.8 percent;

•	A dividend payout ratio of 40 percent to 50 percent of earnings excluding merger-related and restructuring expenses and other intangible amortization; and

•	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder friendly acquisitions.
Recent proposals by the Financial Accounting Standards Board (FASB), if adopted as currently proposed, may have an impact on our financial results in future periods. Such impact, if adopted as currently proposed, would include (i) a one-time noncash charge to the results of operations recorded as a cumulative effect of a change in accounting principle, and (ii) the recognition as income in future periods of amounts in the aggregate approximating the amount of the one-time charge. Please see the Accounting and Regulatory Matters section for additional information about these FASB proposals.

The 15-month integration of SouthTrust is proceeding on track and on budget. Deposit and branch conversions in overlapping states were completed in June 2005, and preparations have begun for conversions in remaining states in the fall. We project $255 million in annual after-tax expense reductions after integration is complete, and merger-related and restructuring expenses and exit cost purchase accounting adjustments of $431 million after tax. In addition, we have recorded preliminary fair market value purchase accounting adjustments of $340 million after tax, representing a net increase in goodwill. These are preliminary adjustments and are subject to further refinements as integration plans and valuations are finalized.
We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. We are striving to make Wachovia a more efficient company, but it is not our goal to have the lowest overhead efficiency ratio in our peer group, because of our business mix. We believe we will slow expense growth by $600 million to $1.0 billion by 2007. We believe this will result in position reductions in the range of 3,500 to 4,000, approximately 20 percent of which will result from normal attrition, although we also expect to add positions in higher growth businesses. To date, we have identified initial expense reduction opportunities in the range of $400 million to $500 million and work continues. We also expect to reinvest approximately 30 percent to 50 percent of the identified annual savings to increase revenues in our higher growth businesses.
In conjunction with these efforts, we have established overhead efficiency targets, excluding merger-related and restructuring expenses, changes in accounting principle and intangible amortization, for each of our four businesses and for the overall company to achieve by 2007. These 2007 targets are as follows: General Bank, 45 percent to 47 percent; Capital Management, 75 percent to 77 percent; Wealth Management, 60 percent to 62 percent; Corporate and Investment Bank, 49 percent to 51 percent; and for the company overall, 52 percent to 55 percent. Segment tables in the Business Segments section have additional information.
When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.
Critical Accounting Policies
It is important to understand our more significant accounting policies and the extent to which we use judgment and estimates in applying those policies when analyzing our financial position and results of operations. Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (GAAP) and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimation. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. For more information on these critical accounting policies, please refer to our 2004 Annual Report on Form 10-K.

Corporate Results of Operations
Our results for the first half of 2005 reflect the November 1, 2004, merger of Wachovia and SouthTrust Corporation.

Average Balance Sheets and Interest Rates	Six Months Ended		Six Months Ended
	June 30, 2005		June 30, 2004
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$2,567	2.85%	$3,626	1.15%
Federal funds sold	24,475	2.82	24,303	1.02
Trading account assets	33,504	4.66	23,546	4.08
Securities	114,983	5.13	99,216	4.87
Commercial loans, net	129,459	5.33	91,238	4.51
Consumer loans, net	93,077	5.59	70,174	5.20

Total loans, net	222,536	5.44	161,412	4.81

Loans held for sale	13,450	5.35	14,181	4.12
Other earning assets	10,279	4.71	11,299	2.96

Risk management derivatives	—	0.26	—	0.47

Total earning assets	421,794	5.37	337,583	4.84

Interest-bearing deposits	234,580	1.70	182,822	1.04
Federal funds purchased	52,697	2.63	47,486	1.02
Commercial paper	13,458	2.68	12,117	1.03
Securities sold short	11,659	3.36	9,491	2.54
Other short-term borrowings	6,532	1.73	6,225	0.69
Long-term debt	47,752	4.28	37,555	3.95

Risk management derivatives	—	0.15	—	0.13

Total interest-bearing liabilities	366,678	2.41	295,696	1.58

Net interest income and margin	$6,885	3.27%	$5,826	3.46%
Net Interest Income and Margin Tax-equivalent net interest income increased 18 percent in the first half of 2005 from the first half of 2004 due to balance sheet growth largely reflecting the SouthTrust merger. This growth offset compression in the net interest margin, which declined 19 basis points to 3.27 percent primarily due to the impact of growth in our FDIC-insured sweep product and related investments, increased low-yielding trading assets and lower contributions from hedge-related derivatives, partially offset by wider deposit spreads. The average federal funds discount rate in the first half of 2005 was 170 basis points higher than the average for the first half of 2004, while average longer-term two-year and 10-year treasury note rates increased 147 basis points and decreased 8 basis points, respectively.
In order to maintain our targeted interest rate risk profile, derivatives are used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods. Hedging actions reduced income in the second quarter of 2005, although we expect these strategies to benefit income over the rest of 2005 and throughout 2006. In the first half of 2005, net interest rate risk management-related derivative income contributed $279 million to net interest income, representing a 13 basis point impact on our net interest margin, compared with $594 million, or 35 basis points, in the first half of 2004. Risk management-related derivatives are those that have been designated and accounted for as accounting hedges.

Fee and Other Income	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2005	2004	2005	2004

Service charges	$528	489	1,041	960
Other banking fees	355	301	706	570
Commissions	603	657	1,202	1,413
Fiduciary and asset management fees	728	700	1,442	1,404
Advisory, underwriting and other investment banking fees	257	203	490	403
Trading account profits	17	34	116	111
Principal investing	41	15	100	53
Securities gains	136	36	134	38
Other income	312	172	741	422

Total fee and other income	$2,977	2,607	5,972	5,374
Fee and Other Income Eleven percent growth in the first half of 2005 compared with the first half of 2004 included the impact of SouthTrust and also reflected:
•	Improved asset securitization income, mortgage banking-related fees and debit card interchange income.

•	Weaker commissions in challenging retail brokerage markets.

•	$122 million in gains on the sale of equity securities received in settlement of loans and a $38 million gain on the sale of our investment in a United Kingdom-based asset-based lending subsidiary.

•	Actions taken in the investment portfolio resulting in $53 million in gains and in our Corporate and Investment Bank, principally structured products activity, resulting in $81 million in gains.
Many of the same factors contributed to the 14 percent growth in the second quarter of 2005 from the second quarter of 2004. Other contributing factors beyond the impact of SouthTrust included:
•	Increased advisory, underwriting and other investment banking fees largely from growth in merger and acquisition advisory services and loan syndications.

•	Higher principal investing results and weaker net trading profits.

•	The second quarter of 2004 included a loss of $68 million associated with the sale and leaseback of corporate real estate.

Noninterest Expense	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2005	2004	2005	2004

Salaries and employee benefits	$2,324	2,164	4,725	4,346
Occupancy	271	224	521	453
Equipment	269	253	534	512
Advertising	48	48	92	96
Communications and supplies	158	157	320	308
Professional and consulting fees	155	126	282	235
Sundry expense	366	314	813	791

Other noninterest expense	3,591	3,286	7,287	6,741
Merger-related and restructuring expenses	90	102	151	201
Other intangible amortization	107	107	222	219

Total noninterest expense	$3,788	3,495	7,660	7,161
Noninterest Expense Noninterest expense increased 7 percent in the first half of 2005 from the first half of 2004 largely due to the SouthTrust merger, offset by merger efficiencies and expense discipline. In addition to the SouthTrust impact, increased salaries and employee benefits, higher revenue-based incentives and strategic hiring, led to the increase. Noninterest expense increased 8 percent in the second quarter of 2005 from the second quarter of 2004 largely due to the same factors as above.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in the first half of 2005 of $151 million included $88 million related to the SouthTrust merger and $63 million related to the retail brokerage transaction, the integration of which is completed. In the first half of 2004, we recorded $201 million of these expenses relating to the retail brokerage and First Union-Wachovia transactions.
In the second quarter of 2005, we recorded $90 million in net merger-related and restructuring expenses, of which $55 million related to the SouthTrust integration and $35 million related to the retail brokerage integration, compared with $102 million in the second quarter of 2004.
We currently expect total merger-related and restructuring expenses for the SouthTrust merger to be $253 million before tax, of which $129 million had been recorded by June 30, 2005 with the remaining to be incurred through the first quarter of 2006.
Business Segments
We provide a diversified range of banking and nonbanking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank. In this section, we discuss the performance and results of our business segments in the first half of 2005 compared with the first half of 2004. Business segment data excludes merger-related and restructuring expenses and intangible amortization.
Business segment earnings are the primary measure of segment profit or loss we use to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (RAROC) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results. Please refer to our 2004 Annual Report for additional information related to our business segments and performance metrics.
We continuously update segment information for changes that occur in the management of our businesses. In the first half of 2005, we transferred certain insurance business lines to Wealth Management from Capital Management and have updated information for 2004 to reflect this change. The impact of this and other changes to previously reported segment earnings for full year 2004 was a $12 million decrease in the General Bank, a $2 million decrease in Capital Management, an $8 million increase in Wealth Management, a $40 million decrease in the Corporate and Investment Bank, and a $46 million increase in the Parent.

General Bank	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$2,407	1,891	4,766	3,739
Fee and other income	686	601	1,370	1,170
Intersegment revenue	49	40	92	78

Total revenue (Tax-equivalent)	3,142	2,532	6,228	4,987
Provision for credit losses	68	65	125	133
Noninterest expense	1,515	1,305	3,059	2,627
Income taxes (Tax-equivalent)	571	422	1,117	808

Segment earnings	$988	740	1,927	1,419

Performance and other data
Economic profit	$759	565	1,455	1,061
Risk adjusted return on capital (RAROC)	54.62%	54.90	52.79	51.86
Economic capital, average	$6,981	5,167	7,022	5,220
Cash overhead efficiency ratio (Tax-equivalent)	48.18%	51.54	49.11	52.67
Lending commitments	$102,189	73,372	102,189	73,372
Average loans, net	161,609	122,108	160,499	120,170
Average core deposits	$205,495	166,021	203,502	163,201
FTE employees	41,466	34,529	41,466	34,529

General Bank The General Bank segment includes our Retail and Small Business and Commercial lines of business. Results in the first half of 2005 reflect the SouthTrust acquisition. Key General Bank trends in the first half of 2005 compared with the first half of 2004 included:
•	36 percent earnings growth on 25 percent higher revenue driven by 27 percent growth in net interest income and a 17 percent increase in fee and other income, largely due to SouthTrust.
•	Higher net interest income was generated by growth in demand deposits and interest checking, as well as consumer certificates of deposit, and by higher commercial and consumer loans largely reflecting the impact of SouthTrust.

•	Increased fee and other income, in addition to SouthTrust, was driven by strong debit card interchange income offset by decreases in commercial service charges reflecting higher earnings credit rates on customer balances and lower mortgage banking fee income.
•	Continued improvement in the overhead efficiency ratio, despite the SouthTrust impact and our de novo branch initiative, due to merger efficiencies and strong expense management.
In the second quarter of 2005 compared with the second quarter of 2004, the same trends drove General Bank results. In addition:
•	Earnings growth was driven in both the retail and the wholesale segments.

•	Excluding the SouthTrust impact, fees were relatively flat as improved checking account and interchange fees were offset by lower mortgage income and the effect of higher earnings credit rates on commercial deposit charges. Mortgage banking income declined due to servicing impairment, lower originations and lower mortgage banking spreads.

•	The rate of loan growth slowed in the second quarter of 2005 compared with the first quarter of 2005 as rising rates prompted movement into fixed rate products, particularly in the home equity market and commercial term loans.

•	Higher deposit spreads and balance sheet growth offset increased pressure on loan margins.

Capital Management	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$160	135	319	257
Fee and other income	1,189	1,236	2,378	2,580
Intersegment revenue	(12)	(11)	(24)	(24)

Total revenue (Tax-equivalent)	1,337	1,360	2,673	2,813
Provision for credit losses	—	—	—	—
Noninterest expense	1,089	1,141	2,182	2,362
Income taxes (Tax-equivalent)	91	80	180	164

Segment earnings	$157	139	311	287

Performance and other data
Economic profit	$118	102	234	210
Risk adjusted return on capital (RAROC)	45.09%	40.67	44.64	40.86
Economic capital, average	$1,394	1,380	1,403	1,413
Cash overhead efficiency ratio (Tax-equivalent)	81.48%	83.90	81.64	83.97
Lending commitments	$176	103	176	103
Average loans, net	689	522	665	440
Average core deposits	$31,160	25,533	31,760	22,348
FTE employees	18,504	19,867	18,504	19,867

Capital Management Capital Management includes Retail Brokerage Services, which includes retail brokerage and our annuity and reinsurance businesses, and Asset Management, which includes mutual funds, customized investment advisory services, and corporate and institutional trust services. Key Capital Management trends in the first half of 2005 compared with the first half of 2004 included:
•	8 percent earnings growth despite a 5 percent decline in revenue as noninterest expenses declined.

•	A 24 percent increase in net interest income largely due to $9.4 billion in average core deposit growth primarily due to the movement of money market fund balances to the FDIC-insured sweep product.

•	8 percent lower fee and other income as higher retail brokerage recurring and other income, including managed account fees, was offset by lower retail brokerage commissions due to sluggish transaction activity and the impact of lower asset management fee income from the sale of two nonstrategic businesses in 2004.
•	$2.1 billion in revenue from the retail brokerage businesses, down $122 million, as transactional revenues declined 18 percent to $978 million, offset by 9 percent growth in recurring and other revenues to $1.1 billion.

•	$555 million in revenue from the asset management businesses, down 4 percent due to a $27 million decline from the 2004 sale of the two non-strategic businesses, partially offset by higher equity assets under management and a modest benefit from the SouthTrust merger.

•	An 8 percent decline in noninterest expense largely due to efficiencies gained from the retail brokerage integration.

Mutual Funds	2005				2004
	Second Quarter		First Quarter		Fourth Quarter		Third Quarter		Second Quarter		2Q05	2Q05
		Fund		Fund		Fund		Fund		Fund	vs	vs
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	1Q05	2Q04

Assets under management
Equity	$30	29%	$29	29%	$29	27%	$26	25%	$26	25%	3%	15
Fixed income	25	25	26	26	27	26	27	25	27	26	(4)	(7)
Money market	47	46	45	45	50	47	54	50	51	49	4	(8)

Total mutual fund assets	$102	100%	$100	100%	$106	100%	$107	100%	$104	100%	1%	(3)

Total Assets Under Management	2005				2004						2Q05	2Q05
	Second Quarter		First Quarter		Fourth Quarter		Third Quarter		Second Quarter		vs	vs
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	1Q05	2Q04

Assets under management
Equity	$80	31%	$79	32%	$81	32%	$73	29%	$74	30%	1%	8
Fixed income	111	44	114	45	112	44	111	45	110	44	(3)	1
Money market	63	25	59	23	63	24	65	26	64	26	7	(2)

Total assets under management	$254	100%	$252	100%	$256	100%	$249	100%	$248	100%	1	3
Securities lending	48	—	45	—	41	—	36	—	36	—	6	31

Total assets under management and securities lending	$302	—	$297	—	$297	—	$285	—	$284	—	2%	6
Total assets under management were essentially stable compared with year-end 2004 at $254.0 billion.
•	Total net outflows were approximately $2.0 billion in the first half of 2005.

•	Assets under management also reflected a net asset decline of approximately $300 million since year-end 2004 from lower market valuations. Equity mutual fund assets reached their highest level in five years, ending at $29.6 billion at June 30, 2005.
The same trends described above for the first half largely drove Capital Management results in the second quarter of 2005 compared with the second quarter of 2004.

Wealth Management	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$143	118	283	230
Fee and other income	185	153	331	301
Intersegment revenue	1	1	3	2

Total revenue (Tax-equivalent)	329	272	617	533
Provision for credit losses	—	—	(1)	—
Noninterest expense	222	193	413	382
Income taxes (Tax-equivalent)	39	28	75	54

Segment earnings	$68	51	130	97

Performance and other data
Economic profit	$50	33	95	62
Risk adjusted return on capital (RAROC)	49.60%	40.35	49.36	38.36
Economic capital, average	$522	458	501	458
Cash overhead efficiency ratio (Tax-equivalent)	67.39%	70.89	66.85	71.55
Lending commitments	$5,154	4,342	5,154	4,342
Average loans, net	13,546	10,593	13,175	10,374
Average core deposits	$13,192	11,835	13,223	11,496
FTE employees	4,737	3,715	4,737	3,715

Wealth Management Wealth Management provides a comprehensive suite of private banking, trust and investment management, financial planning and insurance brokerage services for wealthy individuals, their families and businesses. Results include the impact of the May 6, 2005, acquisition of the Palmer & Cay, Inc., insurance brokerage firm, as well as SouthTrust. Key Wealth Management trends in the first half of 2005 compared with the first half of 2004 included:
•	34 percent earnings growth as 16 percent revenue growth outpaced 8 percent expense growth.
•	23 percent increased net interest income was driven by higher loan balances in both consumer and commercial lending, and deposit growth.

•	10 percent higher fee and other income was due to the Palmer & Cay acquisition, which added $30 million in fee and other income in the second quarter of 2005, as well as improved trust and investment management fees. These positives offset a decline in commercial service charges, which reflected higher earnings rates on compensating balances.
•	8 percent noninterest expense growth largely related to $26 million from Palmer & Cay.

•	Essentially stable assets under management compared with year-end 2004, at $64.9 billion.
These trends also drove results in the second quarter of 2005 compared with the second quarter of 2004.

Corporate and Investment Bank	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$522	603	1,112	1,186
Fee and other income	789	713	1,767	1,454
Intersegment revenue	(39)	(30)	(73)	(57)

Total revenue (Tax-equivalent)	1,272	1,286	2,806	2,583
Provision for credit losses	(8)	(4)	(11)	(30)
Noninterest expense	711	619	1,443	1,237
Income taxes (Tax-equivalent)	212	247	511	506

Segment earnings	$357	424	863	870

Performance and other data
Economic profit	$176	273	519	552
Risk adjusted return on capital (RAROC)	23.88%	35.35	30.77	35.59
Economic capital, average	$5,483	4,505	5,297	4,513
Cash overhead efficiency ratio (Tax-equivalent)	55.85%	48.11	51.41	47.88
Lending commitments	$94,333	75,295	94,333	75,295
Average loans, net	37,972	29,552	37,447	29,471
Average core deposits	$22,505	17,927	21,699	16,981
FTE employees	4,845	4,521	4,845	4,521

Corporate and Investment Bank Our Corporate and Investment Bank segment includes corporate lending, investment banking, and treasury and international trade finance. Key Corporate and Investment Bank trends in the first half of 2005 compared with the first half of 2004 included:
•	Relatively stable earnings on 9 percent revenue growth as higher fee and other income overcame a decline in net interest income.
•	Fee and other income rose largely due to 28 percent growth in advisory and underwriting services, a first quarter 2005 gain of $122 million on the sale of equity securities received in settlement of loans, higher principal investing results and a $41 million gain on a structured products consumer loan securitization.

•	Net interest income declined 6 percent due primarily to higher funding costs associated with the second quarter 2004 resolution of tax matters related to our commercial leasing portfolio.
•	A 17 percent increase in noninterest expense due to increased strategic hiring of key personnel, coupled with costs related to expense reduction initiatives.

•	Average loan growth reflecting higher net leasing balances due to the previously reported income tax settlement and the inclusion of SouthTrust, as well as increases in real estate capital markets, international and large corporate loans. Recoveries continued to be a net benefit to the provision.

•	Average core deposits growth primarily from higher commercial mortgage servicing and international money market deposits.
The trends described above also drove results in the second quarter of 2005 compared with the second quarter of 2004. In addition:
•	Fee income increased 11 percent on solid advisory and underwriting results, driven by strong merger and acquisition advisory activity, loan syndications and investment grade underwriting, and higher other income, which offset lower trading revenues.

•	Trading revenues declined due to losses in high yield trading, convertible bonds and credit default swaps due largely to credit spread behavior. Principal investing results improved due to increased gains in fund and direct investments.

•	An increase in economic capital usage due to higher loan balances and an increased expense base.

Parent	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2005	2004	2005	2004

Income statement data
Net interest income (Tax-equivalent)	$179	156	405	414
Fee and other income	128	(96)	126	(131)
Intersegment revenue	1	—	2	1

Total revenue (Tax-equivalent)	308	60	533	284
Provision for credit losses	(10)	—	(27)	2
Noninterest expense	161	135	412	352
Minority interest	85	70	159	149
Income taxes (Tax-equivalent)	(56)	(90)	(130)	(144)

Segment earnings	$128	(55)	119	(75)

Performance and other data
Economic profit	$116	(59)	96	(77)
Risk adjusted return on capital (RAROC)	30.05%	0.61	18.92	4.12
Economic capital, average	$2,424	2,240	2,417	2,249
Cash overhead efficiency ratio (Tax-equivalent)	17.63%	50.07	35.65	47.25
Lending commitments	$430	328	430	328
Average loans, net	10,065	867	10,750	957
Average core deposits	$2,986	2,493	3,044	2,215
FTE employees	23,833	22,410	23,833	22,410

Parent Parent includes all asset and liability management functions, including managing our investment portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs; certain revenues and expenses that are not allocated to the business segments; and the results of our HomEq Servicing business, which is responsible for home equity loan servicing, including that generated and retained by our mortgage company, as well as servicing for third party portfolios. Key trends in the Parent segment in the first half of 2005 compared with the first half of 2004 included:
•	A revenue increase due to higher fee and other income, offset by a small decline in net interest income.
•	Higher fee and other income included a $112 million increase in securities gains and a $148 million increase in other income.

•	Other income included a gain of $38 million associated with the sale of an asset-based lending subsidiary in the United Kingdom and a $39 million increase in income from asset securitizations, which included $44 million of losses related to auto loan securitization activity. Other income in 2004 included a loss of $68 million associated with a sale and leaseback of corporate real estate.
•	A $14.0 billion increase in average securities to $106.7 billion reflected deposit growth and higher balance sheet positions as discussed in the Balance Sheet Analysis section.

•	A $60 million increase in noninterest expense.
In the second quarter of 2005 compared with the second quarter of 2004:
•	Total revenue increased $248 million primarily due to higher fee and other income reflecting higher securities gains of $99 million.

•	Other income rose $137 million reflecting higher asset securitization results of $51 million and the 2004 loss on the sale and leaseback transaction.

•	Noninterest expense rose 19 percent primarily due to higher legal costs.
This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest, which also includes other subsidiaries, was $159 million in the first half of 2005 compared with $149 million in the first half of 2004.
Balance Sheet Analysis
Securities The increase in securities available for sale from December 31, 2004, reflects higher business unit positions, deposit growth and greater use of cash securities in lieu of derivatives to maintain our moderately asset-sensitive position. The Interest Rate Risk Management section further explains our interest rate risk management practices. The average rate earned on securities available for sale was 5.13 percent in the first half of 2005 and 4.87 percent in the first half of 2004.

Securities Available For Sale
	June 30,	December 31,
(In billions)	2005	2004

Market value	$117.9	110.6
Net unrealized gain	$1.5	1.8

Memoranda (Market value)
Residual interests	$0.9	0.9
Retained bonds
Investment grade (a)	4.6	5.2
Other	0.1	—

Total	$4.7	5.2

(a) Substantially all had credit ratings of AA and above.

Loans - On-Balance Sheet
	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial
Commercial, financial and agricultural	$80,528	78,669	75,095	59,271	58,340
Real estate — construction and other	13,216	12,713	12,673	6,985	6,433
Real estate — mortgage	19,724	20,707	20,742	14,771	14,927
Lease financing	24,836	25,013	25,000	24,042	23,894
Foreign	7,549	7,504	7,716	7,402	8,075

Total commercial	145,853	144,606	141,226	112,471	111,669

Consumer
Real estate secured	76,213	74,631	74,161	54,965	53,759
Student loans	10,828	10,795	10,468	10,207	9,838
Installment loans	6,783	6,808	7,684	6,410	7,330

Total consumer	93,824	92,234	92,313	71,582	70,927

Total loans	239,677	236,840	233,539	184,053	182,596
Unearned income	9,390	9,574	9,699	9,549	9,679

Loans, net (on-balance sheet)	$230,287	227,266	223,840	174,504	172,917
Loans The increase in net loans from year-end 2004 reflects growth in commercial loans, while consumer loan growth was offset by transfers to loans held for sale. The majority of the 3 percent commercial loan growth from year-end 2004 was in middle-market commercial and large corporate, partially offset by lower commercial real estate. Consumer loans increased slightly from year-end 2004 as new production was partially offset by the transfer of $1.2 billion of auto loans to loans held for sale in connection with securitization activity and, as interest rates rose, some movement into fixed rate products particularly in the home equity market and commercial term loans. Our loan portfolio is broadly diversified by industry, concentration and geography:
•	Commercial loans represented 61 percent and consumer loans 39 percent of the loan portfolio at June 30, 2005.

•	The majority of our loan portfolio is secured by collateral or is guaranteed.
•	81 percent of the commercial loan portfolio is secured by collateral.

•	98 percent of the consumer loan portfolio is secured by collateral or is guaranteed.

•	Of our $76.2 billion consumer real estate-secured loan portfolio, 78 percent is secured by a first lien, 66 percent has a loan-to-value ratio of 80 percent or less, 88 percent has a loan-to-value ratio of 90 percent or less, and 43 percent is priced on a variable rate basis.

Loans - Managed Portfolio (Including on-balance sheet)
	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial	$148,929	147,125	145,072	116,287	115,424
Real estate secured	102,761	98,161	97,021	86,043	84,462
Student loans	11,226	11,283	11,059	10,921	10,817
Installment loans	10,417	9,959	10,359	9,094	9,254

Total managed portfolio	$273,333	266,528	263,511	222,345	219,957
Our managed loan portfolio grew 4 percent from year-end 2004, reflecting the growth discussed above and real estate-secured securitizations. The managed loan portfolio includes the on-balance sheet loan portfolio, loans held for sale, loans securitized for which the retained interests are classified in securities, and the off-balance sheet portfolio of securitized loans sold where we service the loans.

Asset Quality	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonperforming assets
Nonaccrual loans	$819	910	955	798	863
Foreclosed properties	138	132	145	101	104

Total nonperforming assets	$957	1,042	1,100	899	967

as % of loans, net and foreclosed properties	0.42%	0.46	0.49	0.51	0.56

Nonperforming assets in loans held for sale	$111	159	157	57	68

Total nonperforming assets in loans and in loans held for sale	$1,068	1,201	1,257	956	1,035

as % of loans, net, foreclosed properties and loans held for sale	0.44%	0.50	0.53	0.50	0.55

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$2,732	2,757	2,324	2,331	2,338
Balance of acquired entities at purchase date	—	—	510	—	—
Net charge-offs	(51)	(46)	(115)	(65)	(68)
Allowance relating to loans transferred or sold	(11)	(13)	(51)	3	(3)
Provision for credit losses related to loans transferred or sold (b)	—	1	(6)	(8)	(9)
Provision for credit losses	48	33	95	63	73

Allowance for loan losses, end of period	2,718	2,732	2,757	2,324	2,331

Reserve for unfunded lending commitments, beginning of period	156	154	134	146	149
Provision for credit losses	2	2	20	(12)	(3)

Reserve for unfunded lending commitments, end of period	158	156	154	134	146

Allowance for credit losses	$2,876	2,888	2,911	2,458	2,477

Allowance for loan losses
as % of loans, net	1.18%	1.20	1.23	1.33	1.35
as % of nonaccrual and restructured loans (c)	332	300	289	291	270
as % of nonperforming assets (c)	284	262	251	258	241
Allowance for credit losses
as % of loans, net	1.25%	1.27	1.30	1.41	1.43

Net charge-offs	$51	46	115	65	68
Commercial, as % of average commercial loans	0.03%	—	0.20	0.05	0.08
Consumer, as % of average consumer loans	0.18%	0.19	0.28	0.30	0.28
Total, as % of average loans, net	0.09%	0.08	0.23	0.15	0.17

Past due loans, 90 days and over, and nonaccrual loans (c)
Commercial, as a % of loans, net	0.45%	0.50	0.56	0.57	0.66
Consumer, as a % of loans, net	0.77%	0.80	0.80	0.89	0.86

(a)The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

(b) The provision related to loans transferred or sold includes recovery of lower of cost or market losses.

(c)These ratios do not include nonperforming assets included in loans held for sale.
Nonperforming Assets Nonperforming assets decreased 15 percent from year-end 2004. Nonaccrual loans declined $136 million, or 14 percent from year-end 2004 and reflected sales of $129 million. Continued improvement in credit quality is reflected in the 9 basis point decline in nonperforming assets to 0.44 percent of loans, foreclosed properties and loans held for sale. New inflows to commercial nonaccrual loans were $405 million from year-end 2004. Impaired loans were $585 million at June 30, 2005 down from $712 million at December 31, 2004.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $521 million at June 30, 2005, compared with $522 million at December 31, 2004. Of total past due loans, $31 million were commercial loans or commercial real estate loans and $490 million were consumer loans.

Net Charge-offs Annualized net charge-offs as a percentage of average net loans of 0.09 percent in the first half of 2005 were down 6 basis points from the first half of 2004. Commercial net charge-offs were $10 million compared with $9 million and consumer net charge-offs were $87 million compared with $111 million in the first half of 2005 compared with the first half of 2004. The low level of net charge-offs reflects moderating trends in nonperforming assets at the current beneficial point in the credit cycle, our strategic decision to actively manage down potential problem loans and a higher level of recoveries during the period. In addition, as older vintages of consumer loans mature or pay down, a higher quality consumer loan mix remains.
Provision for Credit Losses Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent. With improved loan quality and favorable economic conditions, this strategy resulted in an 18 percent decline in the provision for credit losses from the first half of 2004 to $86 million in the first half of 2005. Based on our expectations of positive trends in the economy and solid asset quality over the next few quarters, our outlook for 2005 anticipates a provision in the range of 10 basis points to 20 basis points of average net loans. In the second quarter of 2005 compared with the second quarter of 2004, the provision for credit losses declined 18 percent due to positive economic trends and solid asset quality.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses decreased by $39 million from year-end 2004 to $2.7 billion at June 30, 2005, reflecting a $24 million reduction related to transfers to loans held for sale and loans sold out of the loan portfolio and reduced risk in our loan portfolio. The reserve for unfunded lending commitments was $158 million at June 30, 2005, and $154 million at year-end 2004. The reserve for unfunded lending commitments relates to commercial loans and is included in other liabilities.
Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. Our core business activity represents loans we originate with the intent to sell to third parties and primarily includes mortgages, commercial and consumer real estate-secured loans, and, beginning in the second quarter of 2005, auto loans. At June 30, 2005, and December 31, 2004, core business activity represented substantially all of loans held for sale.
In the first half of 2005, we sold or securitized $12.7 billion in loans out of the loans held for sale portfolio, including $3.2 billion of commercial loans and $9.5 billion of consumer loans, primarily residential mortgages. We transferred $1.2 billion of auto loans to loans held for sale in connection with securitization activity. Of the loans sold, $19 million were nonperforming.
In the first half of 2004, we sold or securitized $9.8 billion of loans out of the loans held for sale portfolio. Of these loans, $18 million were nonperforming.

At June 30, 2005, consumer real estate-secured loans in loans held for sale amounted to $9.8 billion, a $1.5 billion increase from year-end 2004. Mortgage loans in loans held for sale amounted to $2.1 billion, an increase of $168 million from year-end 2004, and auto loans in loans held for sale amounted to $808 million.
Goodwill In connection with acquisitions, we recorded purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of SouthTrust as of November 1, 2004, and of Palmer & Cay as of May 6, 2005, as well as certain exit costs related to these mergers, which has the effect of increasing goodwill. These purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation. Specifically, we expect further refinements related to premises and equipment and financial assets as we receive final appraisals and complete our valuation procedures. In addition, we expect to record exit cost purchase accounting adjustments through October 2005 for SouthTrust and through April 2006 for Palmer & Cay.
For the SouthTrust merger, to date we have recorded preliminary fair value purchase accounting adjustments and corresponding increases in goodwill of $414 million ($340 million after tax) and exit cost purchase accounting adjustments of $207 million ($172 million after tax), primarily related to personnel, employee termination benefits, and occupancy and equipment costs, offset by the effect of regulatory mandated branch sales. In addition, we recorded deposit base and customer relationship intangibles of $735 million ($452 million after tax). Based on a purchase price of $14.0 billion and SouthTrust tangible stockholders’ equity of $3.9 billion, this resulted in goodwill of $10.1 billion at June 30, 2005.
In the second quarter of 2005, we favorably resolved certain exit cost liabilities related to the Wachovia Securities retail brokerage transaction and recorded a $60 million ($36 million after tax) reduction in goodwill to reflect the exit cost purchase accounting impact. Goodwill relating to this transaction was $543 million at June 30, 2005.
Liquidity and Capital Adequacy
Core Deposits Core deposits increased slightly from December 31, 2004, to $275.3 billion at June 30, 2005. Compared with the first half of 2004, average core deposits increased $57.0 billion to $273.2 billion and average low-cost core deposits increased $49.4 billion to $225.4 billion, including the SouthTrust impact.
Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $95.4 billion in the first half of 2005 and $80.9 billion in the first half of 2004. The increase was primarily related to the SouthTrust merger. Purchased funds were $100.4 billion at June 30, 2005, and $83.9 billion at December 31, 2004, reflecting commercial paper increases and higher borrowings.
Long-term Debt Long-term debt increased $2.2 billion from December 31, 2004, to $49.0 billion at June 30, 2005, reflecting debt issuances in the first half of 2005. In the rest of 2005, scheduled maturities of long-term debt amount to $7.2 billion. We anticipate either extending the maturities of these obligations or replacing the maturing obligations.

Under our current shelf registration statement filed with the Securities and Exchange Commission, we have $21.5 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition, we have available for issuance up to $7.9 billion under a medium-term note program covering senior or subordinated debt securities. Also, Wachovia Bank, National Association, has available a global note program for the issuance of up to $41.8 billion of senior or subordinated notes. In the first half of 2005, we issued $1.7 billion of subordinated bank notes under the global note program.
The issuance of debt or equity securities will depend on future market conditions, funding needs and other factors.
Stockholders’ Equity Stockholders’ equity increased to $47.9 billion at June 30, 2005, from $47.3 billion at year-end 2004, including share repurchases amounting to $1.3 billion. We paid $1.5 billion, or 92 cents per share, in dividends to common stockholders in the first half of 2005 compared with $1.0 billion, or 80 cents per share, in the first half of 2004. Average diluted common shares outstanding increased 73 million shares from December 31, 2004, to 1.6 billion at June 30, 2005, due to the effect of the SouthTrust acquisition. In the first half of 2005, we repurchased 25 million common shares at a cost of $1.3 billion in connection with our previously announced share repurchase programs. At June 30, 2005, we were authorized to buy back up to a remaining 50 million shares of common stock.
In 2004 and 2005, we entered into transactions involving the simultaneous sale of put options and purchase of call options on a remaining 10 million shares of our common stock with expiration dates to September 2005. We entered into these equity collars to manage potential dilution associated with our employee stock options. These transactions are recorded as assets or liabilities with changes in fair value recorded in earnings. In the first half of 2005, we recorded a loss of $21 million related to market value changes of these collars.
Subsidiary Dividends Wachovia Bank, National Association, is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at June 30, 2005, our subsidiaries had $7.2 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $1.8 billion in dividends to the parent company in the first half of 2005.
Regulatory Capital Our capital ratios were above regulatory minimums in the first half of 2005 and we continued to be classified as “well capitalized.” The tier 1 capital ratio decreased 16 basis points from December 31, 2004, to 7.85 percent, driven primarily by higher risk-weighted assets. Our total capital ratio was 11.25 percent and our leverage ratio was 6.10 percent at June 30, 2005, and 11.11 percent and 6.38 percent, respectively, at December 31, 2004.

Off-Balance Sheet Transactions
In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. For more information on off-balance sheet guarantees and retained interests, please refer to our 2004 Annual Report on Form 10-K.

Summary of Off-Balance Sheet Exposures
	June 30, 2005		December 31, 2004
	Carrying		Carrying
(In millions)	Amount	Exposure	Amount	Exposure

Guarantees
Securities lending indemnifications	$—	54,651	—	48,879
Standby letters of credit	108	31,091	101	30,815
Liquidity agreements	686	7,144	1	7,568
Loans sold with recourse	42	4,922	39	5,238
Residual value guarantees	11	637	9	629

Total guarantees	$847	98,445	150	93,129
Retained Interests Retained interests from securitizations with off-balance sheet entities recorded as either available for sale securities, trading account assets or loans amounted to $7.9 billion at June 30, 2005, and $6.5 billion at December 31, 2004. In the first six months of 2005, we securitized and sold $4.6 billion of consumer loans, principally consumer real estate-secured loans, retaining $99 million in the form of residual interests.
Risk Governance and Administration
Market Risk Management We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
We use Value-at-Risk (VAR) methodology to assess market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in the first half of 2005 was $30 million. The total 1-day VAR was $25 million at June 30, 2005, and $21 million at December 31, 2004, and primarily related to interest rate risk and equity risk. The high, low and average VARs in the first half of 2005 were $28 million, $15 million and $19 million, respectively.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish the income that we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and the actions we take to protect earnings from interest rate risk. Please refer to our 2004 Annual Report for a more detailed discussion of Wachovia’s interest rate risk management practices.

A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Our large and relatively rate-insensitive deposit base funds a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Over the past two years, our focus on new customer acquisition and quality customer service has enabled us to generate deposit growth that has far outpaced loan growth, significantly adding to our naturally asset-sensitive position. To achieve more neutrality, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Our various scenarios together measure earnings volatility to a May 2006 federal funds rate ranging from 1.76 percent to 5.76 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year and 30-year treasury bond rates would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the curve implicit in the “market forward rate” scenario. In the first half of 2004, the threat of rising rates, but uncertain timing, kept the curve very steep. Before the Federal Reserve’s Federal Open Market Committee’s tightening campaign began, our investment and hedging strategies were designed to manage both repricing risk and curve flattening that typically accompanies a rapid rise in short-term rates. Much of the anticipated flattening has occurred throughout 2004 and early 2005. At June 30, 2005, the spread between the 10-year treasury note rate and the federal funds rate was 59 basis points, which is below the long-term average of 125 basis points. While we still believe further flattening is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further flattening has somewhat subsided.
Considering the balance of risks for 2005, we will focus primarily on managing the value created through our expanded deposit base as we defend the net interest margin against the pressures of rising short-term rates and, relative to 2004, a significantly flatter curve. We expect to rely on our large base of low-cost core deposits to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if we add more fixed rate loans to our loan portfolio, we would likely allow existing discretionary investments to mature or be liquidated. If we add more variable rate loans, we would likely allow fixed rate securities to mature or be liquidated, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans.
Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurement.

Policy Period	Actual	Implied
Sensitivity Measurement	Fed Funds	Fed Funds	Percent
	Rate at	Rate at	Earnings
	June 1, 2005	May 31, 2006	Sensitivity

Market Forward Rate Scenarios (a)	3.01%	3.76	—
High Rate Composite		5.76	0.40
Low Rate		1.76	0.90

(a) Assumes base Fed Funds rate mirrors market expectations.
Current forward rate expectations imply an additional 75 basis points of tightening by the Federal Reserve to a 4.00 percent federal funds target by year-end, followed by a period of stable short-term rates for all of 2006. If these expectations prove to be correct, the spread between the 10-year treasury note yield and the federal funds rate would compress from 59 basis points at June 30, 2005, to 22 basis points at December 31, 2005. The current market expectations therefore do not reflect a curve shape consistent with a scenario where short-term rates rise an additional 200 basis points. Therefore, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These curves are constructed to represent the likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported sensitivity is a composite of these three scenarios.
In June 2005, our earnings simulation model indicated earnings would be positively affected by 0.4 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while longer-term 10-year and 30-year treasury notes decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 0.9 percent in this scenario.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent.

Accounting and Regulatory Matters
The following information addresses significant new developments in accounting standard setting that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Share-Based Payments In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised) (SFAS 123R), Share-Based Payments, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in income. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R is effective for share-based awards granted on or after January 1, 2006, based on recent guidance from the SEC, which delayed the original effective date of July 1, 2005. Early adoption is permitted. We adopted the fair value method of accounting for stock options in 2002. Accordingly, the implementation of SFAS 123R was not expected to have a material impact on our consolidated financial position or results of operations. However, interpretations of SFAS 123R are indicating that the period to recognize expense for options granted to retiree-eligible employees should be different than for other employees, which is not current practice. We are assessing the impact of these interpretations of SFAS 123R on our consolidated financial position and results of operations.
Leveraged Lease Accounting As previously disclosed, the FASB has been discussing several matters relating to leveraged lease accounting. Currently, SFAS No. 13, Accounting for Leases, (SFAS 13) as amended and interpreted, states that if a change in an important lease assumption changes the total estimated net income under the lease, then a recalculation of the net investment in the leveraged lease must occur. On July 14, 2005, the FASB issued a proposed FASB Staff Position (FSP) that would amend SFAS 13 to provide that changes affecting the timing of cash flows but not the total net income under a leveraged lease will also trigger a recalculation of the lease. Under the proposed FSP, recalculations affecting existing leveraged leases would result in a one-time noncash charge to be recorded as a cumulative effect of a change in accounting principle on December 31, 2005. The proposed FSP provides that amounts would be recognized as income over the remaining terms of the affected leases, which in the aggregate would approximate the amount of the charge initially taken. The proposed FSP is subject to a 60-day comment period followed by final deliberations by the FASB and, therefore, is subject to change. We cannot predict with certainty what the final FSP will provide.
We have two broad classes of leveraged lease transactions on our books that would be affected if the final FSP is the same as the proposed FSP: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions that the IRS broadly refers to as Sale-In, Lease-Out transactions (SILOs). SILOs principally include service contract and qualified technological equipment leases. As previously disclosed, in 2004 Wachovia and the IRS settled all issues relating to the IRS’s challenge of the tax position on LILOs entered into by First Union Corporation and legacy Wachovia Corporation. The resolution of these LILO issues led to a change in the timing of cash flows under the lease transactions. Accordingly, if the FSP is finalized as proposed and based on our interpretation of the proposed FSP, we currently estimate that we would be required to recognize a one-time after-tax noncash charge to the results of operations for LILOs of between $500 million and $800 million on December 31, 2005. Under the proposed FSP, this amount would be recorded as a cumulative effect of a change in accounting principle, which would be presented on the consolidated statement of income after “income before cumulative effect of a change in accounting principle,” and would be recognized as income over the remaining terms of the affected LILO leases. Retrospective restatement of prior periods is not permitted under the proposed FSP. Assuming the final FSP is the same as the proposed FSP, we currently estimate that the amounts to be recognized as income over the remaining term of the affected LILO leases would not have a material impact to our earnings per share in future periods. In addition, we also believe the recognition of the one-time noncash charge for LILOs would not have an impact on our financial outlook relating to revenue and expense items or capital ratios for 2005 as described in the Outlook section.
The proposed FSP may also affect our SILO leases. The IRS has announced its intention to challenge the industry-wide tax treatment of SILOs. We believe that our tax treatment of SILOs is consistent with well-established tax law and that it is probable that we would prevail if litigation were to become necessary. However, assuming the final FSP and the final FASB Interpretation relating to uncertain tax positions discussed below are finalized as proposed, and in the event that we were unable to meet the recognition threshold of the FASB Interpretation, we might incur a material one-time noncash charge to our consolidated results of operations for SILOs. This one-time charge for SILOs would be recorded as a cumulative effect of a change in accounting principle and an amount approximating the charge would be recognized as income over the remaining life of the affected SILO leases. We are currently unable to predict with certainty the amount, if any, and financial impact of such one-time charge for SILO leases.
Income Taxes The FASB has issued a proposed FASB Interpretation, Uncertain Tax Positions, to clarify the criteria for recognition of tax benefits in accordance with SFAS No. 109, Accounting for Income Taxes. Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit associated with a tax position only if it is considered “probable”, as that term is defined in SFAS No. 5, Accounting for Contingencies, of being sustained on audit based solely on the technical merits of the tax position. The proposed effective date for the Interpretation is December 31, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. Under the proposed Interpretation, only tax positions that meet the “probable” threshold at the effective date would continue to be recognized. We are currently analyzing the proposed Interpretation and have not determined its potential impact on our consolidated financial position or results of operations, including as noted above for SILO lease transactions. The proposed Interpretation is subject to a 60-day comment period followed by final deliberations by the FASB and, therefore, is subject to change. We cannot predict with certainty what the final Interpretation will provide.

The American Jobs Creation Act of 2004 (the Act) introduces a special one-time dividends-received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The amount of deferred income taxes we recorded in 2004 in connection with a decision to repatriate certain earnings was not significant. We continue to evaluate the impact of the Act on our remaining undistributed earnings.
Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2004 Annual Report on Form 10-K.
In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital. The U.S. regulators have published a draft containing guidance of their interpretation of the new Basel guidelines. We will be required to determine regulatory capital under the new methodologies, in parallel with the existing capital rules, beginning in 2007. In 2008, we will determine regulatory capital solely under the new rules, which include certain limitations in 2008 and 2009. This is a very significant change that results in regulatory capital being more risk sensitive than under the current framework, and represents a significant implementation effort for us to be in compliance with the new regulations. The necessary project management infrastructure and funding have been established to ensure we will fully comply with the new regulations.

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses, and this quarterly financial supplement contains, certain non-GAAP financial measures, such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitates comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. These non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information regarding segment performance, see the “Business Segments” sections. This quarterly financial supplement contains information regarding estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle, and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
     This quarterly financial supplement also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2005	2004	2005	2004

Net interest income (GAAP)	$3,358	2,838	6,771	5,699
Tax-equivalent adjustment	53	65	114	127

Net interest income (Tax-equivalent)	$3,411	2,903	6,885	5,826

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$1.04	0.95	2.05	1.89
Other intangible amortization	0.04	0.05	0.09	0.11
Merger-related and restructuring expenses	0.03	0.03	0.05	0.07

Earnings per share (a)	$1.11	1.03	2.19	2.07

Dividends paid per common share	$0.46	0.40	0.92	0.80
Dividend payout ratios (GAAP) (b)	44.23%	42.11	44.88	42.33
Dividend payout ratios (a) (b)	41.44%	38.83	42.01	38.65

(a)	Excludes other intangible amortization, and merger-related and restructuring expenses.

(b)	Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Table 2
SELECTED STATISTICAL DATA

	2005		2004
	Second	First	Fourth	Third	Second
(Dollars in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

PROFITABILITY
Return on average common stockholders’ equity	14.04%	13.92	13.50	15.12	15.49
Net interest margin (a)	3.23	3.31	3.37	3.36	3.37
Fee and other income as % of total revenue	46.60	46.30	45.50	46.21	47.33
Effective income tax rate	32.02%	33.42	31.20	30.71	32.19

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.18%	1.20	1.23	1.33	1.35
Allowance for loan losses as % of nonperforming assets (b)	284	262	251	258	241
Allowance for credit losses as % of loans, net	1.25	1.27	1.30	1.41	1.43
Net charge-offs as % of average loans, net	0.09	0.08	0.23	0.15	0.17
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.44%	0.50	0.53	0.50	0.55

CAPITAL ADEQUACY
Tier 1 capital ratio	7.85%	7.91	8.01	8.34	8.36
Total capital ratio	11.25	11.40	11.11	11.22	11.02
Leverage	6.10%	5.99	6.38	6.21	6.23

OTHER DATA
FTE employees	93,385	93,669	96,030	84,503	85,042
Total financial centers/brokerage offices	3,825	3,970	3,971	3,215	3,239
ATMs	5,089	5,234	5,321	4,395	4,396
Actual common shares (In millions)	1,577	1,576	1,588	1,308	1,309
Common stock price	$49.60	50.91	52.60	46.95	44.50
Market capitalization	$78,236	80,256	83,537	61,395	58,268

(a)	Tax-equivalent.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	2005			2004
	Second		First	Fourth	Third	Second
(In millions, except per share data)	Quarter		Quarter	Quarter	Quarter	Quarter

SUMMARIES OF INCOME
Interest income	$5,702		5,453	4,969	4,301	4,019
Tax-equivalent adjustment	53		61	60	63	65

Interest income (a)	5,755		5,514	5,029	4,364	4,084
Interest expense	2,344		2,040	1,672	1,336	1,181

Net interest income (a)	3,411		3,474	3,357	3,028	2,903
Provision for credit losses	50		36	109	43	61

Net interest income after provision for credit losses (a)	3,361		3,438	3,248	2,985	2,842
Securities gains (losses)	136		(2)	23	(71)	36
Fee and other income	2,841		2,997	2,781	2,672	2,571
Merger-related and restructuring expenses	90		61	116	127	102
Other noninterest expense	3,698		3,811	3,718	3,544	3,393
Minority interest in income of consolidated subsidiaries	71		64	54	28	45

Income before income taxes	2,479		2,497	2,164	1,887	1,909
Income taxes	776		815	656	561	592
Tax-equivalent adjustment	53		61	60	63	65

Net income	$1,650		1,621	1,448	1,263	1,252

PER COMMON SHARE DATA
Basic earnings	$1.05		1.03	0.97	0.97	0.96
Diluted earnings	1.04		1.01	0.95	0.96	0.95
Cash dividends	$0.46		0.46	0.46	0.40	0.40
Average common shares — Basic	1,564		1,571	1,487	1,296	1,300
Average common shares — Diluted	1,591		1,603	1,518	1,316	1,320
Average common stockholders’ equity
Quarter-to-date	$47,114		47,231	42,644	33,246	32,496
Year-to-date	47,172		47,231	35,295	32,828	32,616
Book value per common share	30.37		29.48	29.79	25.92	24.93
Common stock price
High	53.07		56.01	54.52	47.50	47.66
Low	49.52		49.91	46.84	43.56	44.16
Period-end	$49.60		50.91	52.60	46.95	44.50
To earnings ratio (b)	12.53	X	13.16	13.84	12.76	12.54
To book value	163%		173	177	181	178
BALANCE SHEET DATA
Assets	$511,840		506,833	493,324	436,698	418,441
Long-term debt	$49,006		47,932	46,759	41,444	37,022

(a)	Tax-equivalent.

(b)	Based on diluted earnings per common share.

Table 4
MERGER-RELATED AND RESTRUCTURING EXPENSES

Six
Months
Ended
June 30,
(In millions)	2005

MERGER—RELATED AND RESTRUCTURING EXPENSES — WACHOVIA/SOUTHTRUST
Merger—related expenses
Personnel costs	$14
Occupancy and equipment	8
Advertising	6
System conversion costs	41
Other	17

Total merger—related expenses	86

Restructuring expenses
Occupancy and equipment	1
Other	1

Total restructuring expenses	2

Total Wachovia/SouthTrust merger—related and restructuring expenses	88

MERGER—RELATED AND RESTRUCTURING EXPENSES — WACHOVIA SECURITIES RETAIL BROKERAGE
Merger—related expenses
Personnel costs	4
Occupancy and equipment	(1)
System conversion costs	48
Other	11

Total merger—related expenses	62

Restructuring expenses
Occupancy and equipment	1

Total restructuring expenses	1

Total Wachovia Securities retail brokerage merger—related and restructuring expenses	63

Total merger—related and restructuring expenses	$151

Table 5
BUSINESS SEGMENTS (a)

	2005		2004
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

GENERAL BANK COMBINED (b)
Net interest income (c)	$2,407	2,359	2,283	1,982	1,891
Fee and other income	686	684	659	602	601
Intersegment revenue	49	43	47	43	40

Total revenue (c)	3,142	3,086	2,989	2,627	2,532
Provision for credit losses	68	57	107	74	65
Noninterest expense	1,515	1,544	1,525	1,362	1,305
Income taxes	561	536	482	423	411
Tax-equivalent adjustment	10	10	10	10	11

Segment earnings	$988	939	865	758	740

Economic profit	$759	696	667	590	565
Risk adjusted return on capital	54.62%	50.97	52.13	56.88	54.90
Economic capital, average	$6,981	7,063	6,447	5,123	5,167
Cash overhead efficiency ratio (c)	48.18%	50.06	51.01	51.85	51.54
Lending commitments	$102,189	96,559	93,608	76,592	73,372
Average loans, net	161,609	159,376	146,933	124,663	122,108
Average core deposits	$205,495	201,487	191,266	169,812	166,021
FTE employees	41,466	42,263	43,404	34,519	34,529

COMMERCIAL
Net interest income (c)	$747	736	720	592	556
Fee and other income	100	112	96	102	98
Intersegment revenue	33	29	33	28	24

Total revenue (c)	880	877	849	722	678
Provision for credit losses	10	4	40	18	15
Noninterest expense	288	311	305	285	270
Income taxes	203	196	174	142	131
Tax-equivalent adjustment	10	10	10	10	11

Segment earnings	$369	356	320	267	251

Economic profit	$227	207	207	178	159
Risk adjusted return on capital	35.95%	33.91	36.08	41.60	38.79
Economic capital, average	$3,643	3,671	3,286	2,317	2,303
Cash overhead efficiency ratio (c)	32.65%	35.48	35.98	39.42	39.82
Average loans, net	$77,524	75,702	67,357	52,597	51,577
Average core deposits	$42,148	42,554	42,722	39,289	37,974

RETAIL AND SMALL BUSINESS
Net interest income (c)	$1,660	1,623	1,563	1,390	1,335
Fee and other income	586	572	563	500	503
Intersegment revenue	16	14	14	15	16

Total revenue (c)	2,262	2,209	2,140	1,905	1,854
Provision for credit losses	58	53	67	56	50
Noninterest expense	1,227	1,233	1,220	1,077	1,035
Income taxes	358	340	308	281	280
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$619	583	545	491	489

Economic profit	$532	489	460	412	406
Risk adjusted return on capital	74.99%	69.43	68.83	69.49	67.86
Economic capital, average	$3,338	3,392	3,161	2,806	2,864
Cash overhead efficiency ratio (c)	54.23%	55.85	56.97	56.55	55.83
Average loans, net	$84,085	83,674	79,576	72,066	70,531
Average core deposits	$163,347	158,933	148,544	130,523	128,047

(a)	Certain amounts presented in this Table 5 in periods prior to the second quarter of 2005 have been reclassified to conform to the presentation in the second quarter of 2005.

(b)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(c)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2005		2004
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$160	159	161	158	135
Fee and other income	1,189	1,189	1,212	1,123	1,236
Intersegment revenue	(12)	(12)	(10)	(13)	(11)

Total revenue (b)	1,337	1,336	1,363	1,268	1,360
Provision for credit losses	—	—	—	—	—
Noninterest expense	1,089	1,093	1,143	1,095	1,141
Income taxes	91	89	80	62	80
Tax-equivalent adjustment	—	—	1	—	—

Segment earnings	$157	154	139	111	139

Economic profit	$118	116	101	74	102
Risk adjusted return on capital	45.09%	44.19	39.02	33.56	40.67
Economic capital, average	$1,394	1,412	1,422	1,313	1,380
Cash overhead efficiency ratio (b)	81.48%	81.81	83.93	86.29	83.90
Lending commitments	$176	148	119	107	103
Average loans, net	689	641	673	643	522
Average core deposits	$31,160	32,367	32,246	29,866	25,533
FTE employees	18,504	18,932	19,819	19,696	19,867
Assets under management	$253,984	252,223	256,321	249,238	247,585

ASSET MANAGEMENT
Net interest income (b)	$12	11	12	11	11
Fee and other income	266	267	269	254	287
Intersegment revenue	—	(1)	—	(1)	—

Total revenue (b)	278	277	281	264	298
Provision for credit losses	—	—	—	—	—
Noninterest expense	219	218	232	222	227
Income taxes	21	22	17	16	25
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$38	37	32	26	46

Economic profit	$31	31	25	20	39
Risk adjusted return on capital	62.88%	62.01	52.41	46.17	76.06
Economic capital, average	$240	244	241	228	239
Cash overhead efficiency ratio (b)	78.61%	78.68	82.34	84.19	76.22
Average loans, net	$354	338	370	346	253
Average core deposits	$1,811	1,625	1,680	1,563	1,568

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2005		2004
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RETAIL BROKERAGE SERVICES
Net interest income (b)	$147	148	148	147	123
Fee and other income	926	926	946	872	954
Intersegment revenue	(12)	(11)	(9)	(12)	(12)

Total revenue (b)	1,061	1,063	1,085	1,007	1,065
Provision for credit losses	—	—	—	—	—
Noninterest expense	875	881	920	881	924
Income taxes	68	67	61	44	52
Tax-equivalent adjustment	—	—	1	—	—

Segment earnings	$118	115	103	82	89

Economic profit	$86	83	72	51	59
Risk adjusted return on capital	40.91%	39.88	34.91	29.69	31.93
Economic capital, average	$1,155	1,170	1,184	1,087	1,144
Cash overhead efficiency ratio (b)	82.46%	82.91	84.95	87.36	86.63
Average loans, net	$335	303	303	297	269
Average core deposits	$29,349	30,742	30,566	28,303	23,965

OTHER
Net interest income (b)	$1	—	1	—	1
Fee and other income	(3)	(4)	(3)	(3)	(5)
Intersegment revenue	—	—	(1)	—	1

Total revenue (b)	(2)	(4)	(3)	(3)	(3)
Provision for credit losses	—	—	—	—	—
Noninterest expense	(5)	(6)	(9)	(8)	(10)
Income taxes	2	—	2	2	3
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$1	2	4	3	4

Economic profit	$1	2	4	3	4
Risk adjusted return on capital	—%	—	—	—	—
Economic capital, average	$(1)	(2)	(3)	(2)	(3)
Cash overhead efficiency ratio (b)	—%	—	—	—	—
Average loans, net	$—	—	—	—	—
Average core deposits	$—	—	—	—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	2005		2004
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

WEALTH MANAGEMENT
Net interest income (a)	$143	140	137	129	118
Fee and other income	185	146	150	145	153
Intersegment revenue	1	2	1	2	1

Total revenue (a)	329	288	288	276	272
Provision for credit losses	—	(1)	—	(1)	—
Noninterest expense	222	191	201	192	193
Income taxes	39	36	30	33	28
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$68	62	57	52	51

Economic profit	$50	45	38	36	33
Risk adjusted return on capital	49.60%	49.10	41.58	41.74	40.35
Economic capital, average	$522	480	493	456	458
Cash overhead efficiency ratio (a)	67.39%	66.24	69.54	70.09	70.89
Lending commitments	$5,154	4,862	4,711	4,390	4,342
Average loans, net	13,546	12,801	12,015	11,173	10,593
Average core deposits	$13,192	13,255	12,867	12,201	11,835
FTE employees	4,737	3,878	3,911	3,671	3,715

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2005		2004
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$522	590	621	587	603
Fee and other income	789	978	683	785	713
Intersegment revenue	(39)	(34)	(38)	(33)	(30)

Total revenue (b)	1,272	1,534	1,266	1,339	1,286
Provision for credit losses	(8)	(3)	4	(15)	(4)
Noninterest expense	711	732	658	680	619
Income taxes	185	271	193	218	216
Tax-equivalent adjustment	27	28	30	30	31

Segment earnings	$357	506	381	426	424

Economic profit	$176	343	227	268	273
Risk adjusted return on capital	23.88%	38.25	29.74	34.22	35.35
Economic capital, average	$5,483	5,109	4,807	4,603	4,505
Cash overhead efficiency ratio (b)	55.85%	47.73	52.01	50.81	48.11
Lending commitments	$94,333	84,495	84,052	77,007	75,295
Average loans, net	37,972	36,916	35,308	32,909	29,552
Average core deposits	$22,505	20,883	21,035	18,623	17,927
FTE employees	4,845	4,623	4,723	4,548	4,521

CORPORATE LENDING
Net interest income (b)	$217	235	232	217	278
Fee and other income	99	244	121	100	148
Intersegment revenue	5	6	7	6	5

Total revenue (b)	321	485	360	323	431
Provision for credit losses	(9)	(3)	4	(14)	(4)
Noninterest expense	105	109	105	107	106
Income taxes	85	143	94	85	124
Tax-equivalent adjustment	—	—	—	1	—

Segment earnings	$140	236	157	144	205

Economic profit	$32	140	65	46	116
Risk adjusted return on capital	15.36%	31.12	20.70	18.23	30.39
Economic capital, average	$2,999	2,815	2,688	2,499	2,416
Cash overhead efficiency ratio (b)	32.43%	22.58	29.17	32.97	24.76
Average loans, net	$29,032	28,417	27,137	25,273	22,623
Average core deposits	$700	762	733	746	828

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2005		2004
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$89	95	98	88	87
Fee and other income	177	182	182	182	179
Intersegment revenue	(28)	(30)	(29)	(27)	(27)

Total revenue (b)	238	247	251	243	239
Provision for credit losses	—	—	—	—	—
Noninterest expense	166	159	161	173	168
Income taxes	27	32	32	26	26
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$45	56	58	44	45

Economic profit	$36	48	49	36	37
Risk adjusted return on capital	59.03%	92.02	89.32	68.63	72.24
Economic capital, average	$301	241	250	251	243
Cash overhead efficiency ratio (b)	69.61%	64.33	64.16	71.09	70.37
Average loans, net	$5,239	5,199	5,247	5,226	4,953
Average core deposits	$14,500	13,796	13,865	11,949	11,787

INVESTMENT BANKING
Net interest income (b)	$216	260	291	282	238
Fee and other income	513	552	380	503	386
Intersegment revenue	(16)	(10)	(16)	(12)	(8)

Total revenue (b)	713	802	655	773	616
Provision for credit losses	1	—	—	(1)	—
Noninterest expense	440	464	392	400	345
Income taxes	73	96	67	107	66
Tax-equivalent adjustment	27	28	30	29	31

Segment earnings	$172	214	166	238	174

Economic profit	$108	155	113	186	120
Risk adjusted return on capital	30.74%	41.72	34.78	51.13	36.98
Economic capital, average	$2,183	2,053	1,869	1,853	1,846
Cash overhead efficiency ratio (b)	61.86%	57.79	59.94	51.88	55.85
Average loans, net	$3,701	3,300	2,924	2,410	1,976
Average core deposits	$7,305	6,325	6,437	5,928	5,312

(Continued)

Table 5
BUSINESS SEGMENTS

	2005		2004
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

PARENT
Net interest income (a)	$179	226	155	172	156
Fee and other income	128	(2)	100	(54)	(96)
Intersegment revenue	1	1	—	1	—

Total revenue (a)	308	225	255	119	60
Provision for credit losses	(10)	(17)	(2)	(15)	—
Noninterest expense	161	251	191	215	135
Minority interest	85	74	83	65	70
Income tax benefits	(72)	(97)	(95)	(140)	(113)
Tax-equivalent adjustment	16	23	19	23	23

Segment earnings (loss)	$128	(9)	59	(29)	(55)

Economic profit	$116	(20)	53	(47)	(59)
Risk adjusted return on capital	30.05%	7.59	20.53	2.60	0.61
Economic capital, average	$2,424	2,411	2,291	2,243	2,240
Cash overhead efficiency ratio (a)	17.63%	60.44	29.93	96.04	50.07
Lending commitments	$430	398	408	319	328
Average loans, net	10,065	11,441	1,598	(836)	867
Average core deposits	$2,986	3,103	3,213	2,487	2,493
FTE employees	23,833	23,973	24,173	22,069	22,410

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Three Months Ended June 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,407	160	143	522	179	(53)	3,358
Fee and other income	686	1,189	185	789	128	—	2,977
Intersegment revenue	49	(12)	1	(39)	1	—	-

Total revenue (a)	3,142	1,337	329	1,272	308	(53)	6,335
Provision for credit losses	68	—	—	(8)	(10)	—	50
Noninterest expense	1,515	1,089	222	711	161	90	3,788
Minority interest	—	—	—	—	85	(14)	71
Income taxes (benefits)	561	91	39	185	(72)	(28)	776
Tax-equivalent adjustment	10	—	—	27	16	(53)	-

Net income	$988	157	68	357	128	(48)	1,650

Economic profit	$759	118	50	176	116	—	1,219
Risk adjusted return on capital	54.62%	45.09	49.60	23.88	30.05	—	40.10
Economic capital, average	$6,981	1,394	522	5,483	2,424	—	16,804
Cash overhead efficiency ratio (a)	48.18%	81.48	67.39	55.85	17.63	—	56.19
Lending commitments	$102,189	176	5,154	94,333	430	—	202,282
Average loans, net	161,609	689	13,546	37,972	10,065	—	223,881
Average core deposits	$205,495	31,160	13,192	22,505	2,986	—	275,338
FTE employees	41,466	18,504	4,737	4,845	23,833	—	93,385

	Three Months Ended June 30, 2004
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$1,891	135	118	603	156	(65)	2,838
Fee and other income	601	1,236	153	713	(96)	—	2,607
Intersegment revenue	40	(11)	1	(30)	—	—	—

Total revenue (a)	2,532	1,360	272	1,286	60	(65)	5,445
Provision for credit losses	65	—	—	(4)	—	—	61
Noninterest expense	1,305	1,141	193	619	135	102	3,495
Minority interest	—	—	—	—	70	(25)	45
Income taxes (benefits)	411	80	28	216	(113)	(30)	592
Tax-equivalent adjustment	11	—	—	31	23	(65)	—

Net income (loss)	$740	139	51	424	(55)	(47)	1,252

Economic profit	$565	102	33	273	(59)	—	914
Risk adjusted return on capital	54.90%	40.67	40.35	35.35	0.61	—	37.74
Economic capital, average	$5,167	1,380	458	4,505	2,240	—	13,750
Cash overhead efficiency ratio (a)	51.54%	83.90	70.89	48.11	50.07	—	59.66
Lending commitments	$73,372	103	4,342	75,295	328	—	153,440
Average loans, net	122,108	522	10,593	29,552	867	—	163,642
Average core deposits	$166,021	25,533	11,835	17,927	2,493	—	223,809
FTE employees	34,529	19,867	3,715	4,521	22,410	—	85,042

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2005	2004

GENERAL BANK COMBINED (a)
Net interest income (b)	$4,766	3,739
Fee and other income	1,370	1,170
Intersegment revenue	92	78

Total revenue (b)	6,228	4,987
Provision for credit losses	125	133
Noninterest expense	3,059	2,627
Income taxes	1,097	787
Tax-equivalent adjustment	20	21

Segment earnings	$1,927	1,419

Economic profit	$1,455	1,061
Risk adjusted return on capital	52.79%	51.86
Economic capital, average	$7,022	5,220
Cash overhead efficiency ratio (b)	49.11%	52.67
Lending commitments	$102,189	73,372
Average loans, net	160,499	120,170
Average core deposits	$203,502	163,201
FTE employees	41,466	34,529

COMMERCIAL
Net interest income (b)	$1,483	1,095
Fee and other income	212	224
Intersegment revenue	62	47

Total revenue (b)	1,757	1,366
Provision for credit losses	14	21
Noninterest expense	599	540
Income taxes	399	271
Tax-equivalent adjustment	20	21

Segment earnings	$725	513

Economic profit	$434	319
Risk adjusted return on capital	34.93%	38.29
Economic capital, average	$3,657	2,348
Cash overhead efficiency ratio (b)	34.06%	39.54
Average loans, net	$76,618	50,998
Average core deposits	$42,350	36,733

RETAIL AND SMALL BUSINESS
Net interest income (b)	$3,283	2,644
Fee and other income	1,158	946
Intersegment revenue	30	31

Total revenue (b)	4,471	3,621
Provision for credit losses	111	112
Noninterest expense	2,460	2,087
Income taxes	698	516
Tax-equivalent adjustment	—	—

Segment earnings	$1,202	906

Economic profit	$1,021	742
Risk adjusted return on capital	72.21%	62.95
Economic capital, average	$3,365	2,872
Cash overhead efficiency ratio (b)	55.03%	57.63
Average loans, net	$83,881	69,172
Average core deposits	$161,152	126,468

(a)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2005	2004

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$319	257
Fee and other income	2,378	2,580
Intersegment revenue	(24)	(24)

Total revenue (b)	2,673	2,813
Provision for credit losses	—	—
Noninterest expense	2,182	2,362
Income taxes	180	164
Tax-equivalent adjustment	—	—

Segment earnings	$311	287

Economic profit	$234	210
Risk adjusted return on capital	44.64%	40.86
Economic capital, average	$1,403	1,413
Cash overhead efficiency ratio (b)	81.64%	83.97
Lending commitments	$176	103
Average loans, net	665	440
Average core deposits	$31,760	22,348
FTE employees	18,504	19,867
Assets under management	$253,984	247,585

ASSET MANAGEMENT
Net interest income (b)	$23	20
Fee and other income	533	556
Intersegment revenue	(1)	—

Total revenue (b)	555	576
Provision for credit losses	—	—
Noninterest expense	437	453
Income taxes	43	44
Tax-equivalent adjustment	—	—

Segment earnings	$75	79

Economic profit	$62	66
Risk adjusted return on capital	62.44%	65.98
Economic capital, average	$242	240
Cash overhead efficiency ratio (b)	78.65%	78.57
Average loans, net	$346	196
Average core deposits	$1,719	1,378

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2005	2004

RETAIL BROKERAGE SERVICES
Net interest income (b)	$295	236
Fee and other income	1,852	2,034
Intersegment revenue	(23)	(24)

Total revenue (b)	2,124	2,246
Provision for credit losses	—	—
Noninterest expense	1,756	1,928
Income taxes	135	116
Tax-equivalent adjustment	—	—

Segment earnings	$233	202

Economic profit	$169	138
Risk adjusted return on capital	40.40%	34.64
Economic capital, average	$1,162	1,176
Cash overhead efficiency ratio (b)	82.68%	85.84
Average loans, net	$319	244
Average core deposits	$30,041	20,970

OTHER
Net interest income (b)	$1	1
Fee and other income	(7)	(10)
Intersegment revenue	—	—

Total revenue (b)	(6)	(9)
Provision for credit losses	—	—
Noninterest expense	(11)	(19)
Income taxes	2	4
Tax-equivalent adjustment	—	—

Segment earnings	$3	6

Economic profit	$3	6
Risk adjusted return on capital	—%	—
Economic capital, average	$(1)	(3)
Cash overhead efficiency ratio (b)	—%	—
Average loans, net	$—	—
Average core deposits	$—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2005	2004

WEALTH MANAGEMENT
Net interest income (a)	$283	230
Fee and other income	331	301
Intersegment revenue	3	2

Total revenue (a)	617	533
Provision for credit losses	(1)	—
Noninterest expense	413	382
Income taxes	75	54
Tax-equivalent adjustment	—	—

Segment earnings	$130	97

Economic profit	$95	62
Risk adjusted return on capital	49.36%	38.36
Economic capital, average	$501	458
Cash overhead efficiency ratio (a)	66.85%	71.55
Lending commitments	$5,154	4,342
Average loans, net	13,175	10,374
Average core deposits	$13,223	11,496
FTE employees	4,737	3,715

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2005	2004

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$1,112	1,186
Fee and other income	1,767	1,454
Intersegment revenue	(73)	(57)

Total revenue (b)	2,806	2,583
Provision for credit losses	(11)	(30)
Noninterest expense	1,443	1,237
Income taxes	456	443
Tax-equivalent adjustment	55	63

Segment earnings	$863	870

Economic profit	$519	552
Risk adjusted return on capital	30.77%	35.59
Economic capital, average	$5,297	4,513
Cash overhead efficiency ratio (b)	51.41%	47.88
Lending commitments	$94,333	75,295
Average loans, net	37,447	29,471
Average core deposits	$21,699	16,981
FTE employees	4,845	4,521

CORPORATE LENDING
Net interest income (b)	$452	544
Fee and other income	343	290
Intersegment revenue	11	11

Total revenue (b)	806	845
Provision for credit losses	(12)	(31)
Noninterest expense	214	211
Income taxes	228	249
Tax-equivalent adjustment	—	—

Segment earnings	$376	416

Economic profit	$172	221
Risk adjusted return on capital	22.95%	29.32
Economic capital, average	$2,907	2,429
Cash overhead efficiency ratio (b)	26.51%	25.03
Average loans, net	$28,726	23,007
Average core deposits	$730	822

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2005	2004

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$184	172
Fee and other income	359	356
Intersegment revenue	(58)	(53)

Total revenue (b)	485	475
Provision for credit losses	—	—
Noninterest expense	325	339
Income taxes	59	49
Tax-equivalent adjustment	—	—

Segment earnings	$101	87

Economic profit	$84	71
Risk adjusted return on capital	73.60%	69.80
Economic capital, average	$271	241
Cash overhead efficiency ratio (b)	66.92%	71.41
Average loans, net	$5,219	4,626
Average core deposits	$14,150	11,392

INVESTMENT BANKING
Net interest income (b)	$476	470
Fee and other income	1,065	808
Intersegment revenue	(26)	(15)

Total revenue (b)	1,515	1,263
Provision for credit losses	1	1
Noninterest expense	904	687
Income taxes	169	145
Tax-equivalent adjustment	55	63

Segment earnings	$386	367

Economic profit	$263	260
Risk adjusted return on capital	36.03%	39.37
Economic capital, average	$2,119	1,843
Cash overhead efficiency ratio (b)	59.70%	54.32
Average loans, net	$3,502	1,838
Average core deposits	$6,819	4,767

(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2005	2004

PARENT
Net interest income (a)	$405	414
Fee and other income	126	(131)
Intersegment revenue	2	1

Total revenue (a)	533	284
Provision for credit losses	(27)	2
Noninterest expense	412	352
Minority interest	159	149
Income tax benefits	(169)	(187)
Tax-equivalent adjustment	39	43

Segment earnings (loss)	$119	(75)

Economic profit	$96	(77)
Risk adjusted return on capital	18.92%	4.12
Economic capital, average	$2,417	2,249
Cash overhead efficiency ratio (a)	35.65%	47.25
Lending commitments	$430	328
Average loans, net	10,750	957
Average core deposits	$3,044	2,215
FTE employees	23,833	22,410

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended June 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$4,766	319	283	1,112	405	(114)	6,771
Fee and other income	1,370	2,378	331	1,767	126	—	5,972
Intersegment revenue	92	(24)	3	(73)	2	—	—

Total revenue (a)	6,228	2,673	617	2,806	533	(114)	12,743
Provision for credit losses	125	—	(1)	(11)	(27)	—	86
Noninterest expense	3,059	2,182	413	1,443	412	151	7,660
Minority interest	—	—	—	—	159	(24)	135
Income taxes (benefits)	1,097	180	75	456	(169)	(48)	1,591
Tax-equivalent adjustment	20	—	—	55	39	(114)	—

Net income	$1,927	311	130	863	119	(79)	3,271

Economic profit	$1,455	234	95	519	96	—	2,399
Risk adjusted return on capital	52.79%	44.64	49.36	30.77	18.92	—	40.07
Economic capital, average	$7,022	1,403	501	5,297	2,417	—	16,640
Cash overhead efficiency ratio (a)	49.11%	81.64	66.85	51.41	35.65	—	56.67
Lending commitments	$102,189	176	5,154	94,333	430	—	202,282
Average loans, net	160,499	665	13,175	37,447	10,750	—	222,536
Average core deposits	$203,502	31,760	13,223	21,699	3,044	—	273,228
FTE employees	41,466	18,504	4,737	4,845	23,833	—	93,385

	Six Months Ended June 30, 2004
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$3,739	257	230	1,186	414	(127)	5,699
Fee and other income	1,170	2,580	301	1,454	(131)	—	5,374
Intersegment revenue	78	(24)	2	(57)	1	—	—

Total revenue (a)	4,987	2,813	533	2,583	284	(127)	11,073
Provision for credit losses	133	—	—	(30)	2	—	105
Noninterest expense	2,627	2,362	382	1,237	352	201	7,161
Minority interest	—	—	—	—	149	(47)	102
Income taxes (benefits)	787	164	54	443	(187)	(59)	1,202
Tax-equivalent adjustment	21	—	—	63	43	(127)	—

Net income (loss)	$1,419	287	97	870	(75)	(95)	2,503

Economic profit	$1,061	210	62	552	(77)	—	1,808
Risk adjusted return on capital	51.86%	40.86	38.36	35.59	4.12	—	37.24
Economic capital, average	$5,220	1,413	458	4,513	2,249	—	13,853
Cash overhead efficiency ratio (a)	52.67%	83.97	71.55	47.88	47.25	—	60.19
Lending commitments	$73,372	103	4,342	75,295	328	—	153,440
Average loans, net	120,170	440	10,374	29,471	957	—	161,412
Average core deposits	$163,201	22,348	11,496	16,981	2,215	—	216,241
FTE employees	34,529	19,867	3,715	4,521	22,410	—	85,042

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Table 6
NET TRADING REVENUE — INVESTMENT BANKING (a)

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$107	147	177	171	137
Trading accounts profits (losses)	27	99	(7)	(43)	50
Other fee income	55	57	60	56	67

Total net trading revenue (Tax-equivalent)	$189	303	230	184	254

(a)	Certain amounts presented in periods prior to the second quarter of 2005 have been reclassified to conform to the presentation in the second quarter of 2005.
Table 7
SELECTED RATIOS

	Six Months Ended
	June 30,			2005		2004
				Second	First	Fourth	Third	Second
	2005		2004	Quarter	Quarter	Quarter	Quarter	Quarter

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.64	X	12.41	10.68	10.60	11.08	12.77	12.65
Return on assets	1.31%		1.24	1.31	1.31	1.22	1.18	1.22
Return on common stockholders’ equity	13.98		15.43	14.04	13.92	13.50	15.12	15.49
Return on total stockholders’ equity	13.98%		15.43	14.04	13.92	13.50	15.12	15.49

DIVIDEND PAYOUT RATIOS
Common shares	44.88%		42.33	44.23	45.54	48.42	41.67	42.11
Preferred and common shares	44.88%		42.33	44.23	45.54	48.42	41.67	42.11

(a)	Based on average balances and net income.
Table 8
TRADING ACCOUNT ASSETS AND LIABILITIES (a)

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TRADING ACCOUNT ASSETS
U.S. Treasury	$2,815	5,822	2,768	3,374	3,682
U.S. Government agencies	2,882	3,414	3,799	3,461	3,118
State, county and municipal	1,874	1,587	868	966	1,000
Mortgage-backed securities	5,112	4,269	7,486	6,336	4,942
Other asset-backed securities	8,523	7,303	5,600	6,891	6,858
Corporate bonds and debentures	5,604	6,284	6,920	6,634	5,467
Equity securities	5,297	4,696	4,166	3,921	3,529
Derivative financial instruments	11,110	10,886	10,658	10,676	9,862
Sundry	3,302	2,888	3,667	2,870	1,201

Total trading account assets	$46,519	47,149	45,932	45,129	39,659

TRADING ACCOUNT LIABILITIES
Securities sold short	9,953	13,020	12,258	13,285	12,017
Derivative financial instruments	9,874	9,398	9,451	9,419	8,310

Total trading account liabilities	$19,827	22,418	21,709	22,704	20,327

(a)	Certain amounts presented in periods prior to the second quarter of 2005 have been reclassified to conform to the presentation in the second quarter of 2005.

Table 9
LOANS — ON—BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$80,528	78,669	75,095	59,271	58,340
Real estate — construction and other	13,216	12,713	12,673	6,985	6,433
Real estate — mortgage	19,724	20,707	20,742	14,771	14,927
Lease financing	24,836	25,013	25,000	24,042	23,894
Foreign	7,549	7,504	7,716	7,402	8,075

Total commercial	145,853	144,606	141,226	112,471	111,669

CONSUMER
Real estate secured	76,213	74,631	74,161	54,965	53,759
Student loans	10,828	10,795	10,468	10,207	9,838
Installment loans	6,783	6,808	7,684	6,410	7,330

Total consumer	93,824	92,234	92,313	71,582	70,927

Total loans	239,677	236,840	233,539	184,053	182,596
Unearned income	9,390	9,574	9,699	9,549	9,679

Loans, net (On-balance sheet)	$230,287	227,266	223,840	174,504	172,917

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio	$145,853	144,606	141,226	112,471	111,669
Securitized loans — off-balance sheet	1,293	1,402	1,734	1,823	1,868
Loans held for sale	1,783	1,117	2,112	1,993	1,887

Total commercial	148,929	147,125	145,072	116,287	115,424

CONSUMER
Real estate secured
On-balance sheet loan portfolio	76,213	74,631	74,161	54,965	53,759
Securitized loans — off-balance sheet	10,199	6,979	7,570	6,567	7,194
Securitized loans included in securities	4,426	4,626	4,838	8,909	9,506
Loans held for sale	11,923	11,925	10,452	15,602	14,003

Total real estate secured	102,761	98,161	97,021	86,043	84,462

Student
On-balance sheet loan portfolio	10,828	10,795	10,468	10,207	9,838
Securitized loans — off-balance sheet	382	423	463	554	612
Loans held for sale	16	65	128	160	367

Total student	11,226	11,283	11,059	10,921	10,817

Installment
On-balance sheet loan portfolio	6,783	6,808	7,684	6,410	7,330
Securitized loans — off-balance sheet	2,662	1,930	2,184	2,489	1,794
Securitized loans included in securities	163	155	195	195	130
Loans held for sale	809	1,066	296	—	—

Total installment	10,417	9,959	10,359	9,094	9,254

Total consumer	124,404	119,403	118,439	106,058	104,533

Total managed portfolio	$273,333	266,528	263,511	222,345	219,957

SERVICING PORTFOLIO (b)
Commercial	$152,923	140,493	136,578	130,313	108,207
Consumer	$53,261	46,552	40,053	31,549	24,475

(a)	The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.

(b)	The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 10
LOANS HELD FOR SALE

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$14,173	12,988	17,755	16,257	14,282

CORE BUSINESS ACTIVITY (a)
Core business activity, beginning of period	13,715	12,293	17,720	16,200	14,183
Balance of acquired entities at purchase date	—	—	653	—	—
Originations/purchases	10,577	7,692	12,941	8,108	10,165
Transfer to (from) loans held for sale, net (b)	(583)	462	(8,968)	(190)	(124)
Lower of cost or market value adjustments	(1)	1	(1)	(1)	—
Performing loans sold or securitized	(6,999)	(5,109)	(7,033)	(4,142)	(5,879)
Nonperforming loans sold	—	—	—	—	—
Other, principally payments	(2,262)	(1,624)	(3,019)	(2,255)	(2,145)

Core business activity, end of period	14,447	13,715	12,293	17,720	16,200

PORTFOLIO MANAGEMENT ACTIVITY (a)
Portfolio management activity, beginning of period	458	695	35	57	99
Transfers to (from) loans held for sale, net Performing loans	(15)	96	602	12	16
Nonperforming loans	—	25	125	—	5
Lower of cost or market value adjustments	—	—	—	1	—
Performing loans sold	(297)	(295)	(12)	(21)	(43)
Nonperforming loans sold	(13)	(6)	—	(6)	(8)
Allowance for loan losses related to loans transferred to loans held for sale	—	(5)	(51)	—	(1)
Other, principally payments	(49)	(52)	(4)	(8)	(11)

Portfolio management activity, end of period	84	458	695	35	57

Balance, end of period (c)	$14,531	14,173	12,988	17,755	16,257

(a)	Core business activity means we originate loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.

(b)	The first quarter of 2005 has been reduced by a $5 million transfer from the allowance for loan losses related to installment loans.

(c)	Nonperforming assets included in loans held for sale at June 30, and March 31, 2005, and at December 31, September 30, and June 30, 2004, were $111 million, $159 million, $157 million, $57 million and $68 million, respectively.

Table 11
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR LOAN LOSSES (a)
Balance, beginning of period	$2,732	2,757	2,324	2,331	2,338
Provision for credit losses	48	33	95	63	73
Provision for credit losses relating to loans transferred to loans held for sale or sold	—	1	(6)	(8)	(9)
Balance of acquired entities at purchase date	—	—	510	—	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(11)	(13)	(51)	3	(3)
Net charge-offs	(51)	(46)	(115)	(65)	(68)

Balance, end of period	$2,718	2,732	2,757	2,324	2,331

as a % of loans, net	1.18%	1.20	1.23	1.33	1.35

as a % of nonaccrual and restructured loans (b)	332%	300	289	291	270

as a % of nonperforming assets (b)	284%	262	251	258	241

LOAN LOSSES
Commercial, financial and agricultural	$35	26	82	50	41
Commercial real estate — construction and mortgage	—	1	4	3	1
Consumer	75	67	74	70	66

Total loan losses	110	94	160	123	108

LOAN RECOVERIES
Commercial, financial and agricultural	25	26	27	41	23
Commercial real estate — construction and mortgage	1	—	—	1	—
Consumer	33	22	18	16	17

Total loan recoveries	59	48	45	58	40

Net charge-offs	$51	46	115	65	68

Commercial loan net charge-offs as % of average commercial loans, net (c)	0.03%	—	0.20	0.05	0.08
Consumer loan net charge-offs as % of average consumer loans, net (c)	0.18	0.19	0.28	0.30	0.28
Total net charge-offs as % of average loans, net (c)	0.09%	0.08	0.23	0.15	0.17

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$497	527	585	534	610
Commercial real estate — construction and mortgage	88	131	127	42	33
Consumer real estate secured	221	239	230	211	207
Installment loans	13	13	13	11	13

Total nonaccrual loans	819	910	955	798	863
Foreclosed properties (d)	138	132	145	101	104

Total nonperforming assets	$957	1,042	1,100	899	967

Nonperforming loans included in loans held for sale (e)	$111	159	157	57	68
Nonperforming assets included in loans and in loans held for sale	$1,068	1,201	1,257	956	1,035

as % of loans, net, and foreclosed properties (b)	0.42%	0.46	0.49	0.51	0.56

as % of loans, net, foreclosed properties and loans held for sale (e)	0.44%	0.50	0.53	0.50	0.55

Accruing loans past due 90 days	$521	510	522	428	419

(a)	See Table 12 for information related to the reserve for unfunded lending commitments.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

(c)	Annualized.

(d)	Restructured loans are not significant.

(e)	These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Table 12
RESERVE FOR UNFUNDED LENDING COMMITMENTS

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of period	$156	154	134	146	149
Provision for credit losses	2	2	20	(12)	(3)

Balance, end of period	$158	156	154	134	146

Table 13
NONACCRUAL LOAN ACTIVITY (a)

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$910	955	798	863	968

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	658	712	576	643	747
Balance of acquired entities at purchase date	—	—	321	—	—

New nonaccrual loans and advances	195	210	149	143	100
Gross charge-offs	(35)	(27)	(86)	(53)	(42)
Transfers to loans held for sale	—	(25)	(121)	—	(6)
Transfers to other real estate owned	(25)	—	—	(1)	(2)
Sales	(83)	(46)	(24)	(19)	(19)
Other, principally payments	(125)	(166)	(103)	(137)	(135)

Net commercial nonaccrual loan activity	(73)	(54)	(185)	(67)	(104)

Commercial nonaccrual loans, end of period	585	658	712	576	643

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	252	243	222	220	221
Balance of acquired entities at purchase date	—	—	21	—	—

New nonaccrual loans, advances and other, net	(18)	9	4	2	(1)
Transfers to loans held for sale	—	—	(4)	—	—

Net consumer nonaccrual loan activity	(18)	9	—	2	(1)

Consumer nonaccrual loans, end of period	234	252	243	222	220

Balance, end of period	$819	910	955	798	863

(a)	Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 14
GOODWILL AND OTHER INTANGIBLE ASSETS

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Goodwill	$21,861	21,635	21,526	11,481	11,481
Deposit base	861	951	1,048	484	568
Customer relationships	427	387	443	372	387
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$23,239	23,063	23,107	12,427	12,526

	Six Months Ended June 30, 2005
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

ACTIVITY IN THE EXIT COST PURCHASE ACCOUNTING
ADJUSTMENT ACCRUAL
Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2004	$167	—	4	171
Purchase accounting adjustments	44	80	25	149
Cash payments	(54)	(9)	(22)	(85)
Noncash write-downs	—	(5)	—	(5)

Balance, June 30, 2005	$157	66	7	230

	Six Months Ended June 30, 2005
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

ACTIVITY IN THE EXIT COST PURCHASE ACCOUNTING
ADJUSTMENT ACCRUAL
Wachovia Securities retail brokerage — July 1, 2003
Balance, December 31, 2004	$88	228	5	321
Purchase accounting adjustments	(9)	(42)	—	(51)
Cash payments	(70)	(126)	(2)	(198)
Noncash write-downs	—	(57)	—	(57)

Balance, June 30, 2005	$9	3	3	15

Table 15
DEPOSITS

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE DEPOSITS
Noninterest-bearing	$63,079	61,626	64,197	52,524	51,613
Savings and NOW accounts	79,957	81,485	83,678	73,477	71,696
Money market accounts	92,869	93,840	91,184	84,075	78,658
Other consumer time	39,376	36,932	35,529	27,239	26,237

Total core deposits	275,281	273,883	274,588	237,315	228,204
OTHER DEPOSITS
Foreign	15,029	13,293	9,881	7,917	7,412
Other time	9,600	10,481	10,584	7,749	7,764

Total deposits	$299,910	297,657	295,053	252,981	243,380

Table 16
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

June 30, 2005
(In millions)

MATURITY OF
3 months or less	$4,879
Over 3 months through 6 months	1,641
Over 6 months through 12 months	2,673
Over 12 months	6,123

Total time deposits in amounts of $100,000 or more	$15,316

Table 17
LONG-TERM DEBT

	2005		2004
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
3.50% to 7.55%, due 2005 to 2020	$7,575	6,825	7,275	6,657	7,007
Floating rate, due 2006 to 2012	7,149	6,749	6,400	4,400	990
Equity-linked, due 2005 to 2010	128	107	73	59	35
Floating rate extendible, due 2005	—	10	10	10	10
Subordinated notes
6.30%, Putable/Callable, due 2028	200	200	200	200	200
6.605%, due 2025	250	250	250	250	250
4.875% to 7.50%, due 2005 to 2014	5,738	5,994	6,000	5,973	4,479
8.00%	—	—	—	—	149
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035	795	795	795	795	795
Hedge-related basis adjustments	405	172	412	538	385

Total notes and debentures issued by the Parent Company	22,240	21,102	21,415	18,882	14,300

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	4,922	5,238	5,124	4,124	4,294
Subordinated notes
Bank, 3.59% to 7.875%, due 2006 to 2036	6,849	6,849	5,174	3,350	3,350
Floating rate, due 2013	417	417	417	417	417
7.80% to 7.95%, due 2006 to 2007	250	250	249	249	249
6.75%, due 2006	200	200	375	375	375

Total notes issued by subsidiaries	12,638	12,954	11,339	8,515	8,685

OTHER DEBT
Junior subordinated debentures, floating rate, due 2026 to 2029	3,106	3,106	3,106	3,106	3,106
Collateralized notes, floating rate, due 2006 to 2007	4,420	4,420	4,420	4,420	4,420
Advances from the Federal Home Loan Bank	4,970	5,001	5,001	5,001	5,001
Preferred units issued by subsidiaries	322	102	57	57	57
Capitalized leases	740	743	748	750	753
Mortgage notes and other debt of subsidiaries	324	483	483	460	568
Hedge-related basis adjustments	246	21	190	253	132

Total other debt	14,128	13,876	14,005	14,047	14,037

Total long-term debt	$49,006	47,932	46,759	41,444	37,022

Table 18
CHANGES IN STOCKHOLDERS’ EQUITY

	2005		2004

	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$46,467	47,317	33,897	32,646	33,337

Comprehensive income
Net income	1,650	1,621	1,448	1,263	1,252
Minimum pension liability	—	—	(65)	—	—
Net unrealized gain (loss) on debt and equity securities	607	(786)	(132)	744	(1,342)
Net unrealized gain (loss) on derivative financial instruments	5	(22)	(72)	(221)	99

Total comprehensive income	2,262	813	1,179	1,786	9
Purchases of common stock	(247)	(1,099)	(1,334)	(289)	(347)
Common stock issued for
Stock options and restricted stock	234	292	315	192	198
Acquisitions	—	—	14,000	—	—
Deferred income taxes on subsidiary stock	—	—	(87)	—	—
Deferred compensation, net	(87)	(129)	82	84	(27)
Cash dividends on common shares	(725)	(727)	(735)	(522)	(524)

Balance, end of period	$47,904	46,467	47,317	33,897	32,646

Table 19
CAPITAL RATIOS

	2005		2004

	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$29,176	28,519	28,583	25,514	24,747
Total capital	41,791	41,093	39,633	34,342	32,623
Adjusted risk-weighted assets	371,511	360,516	356,766	306,040	296,041
Adjusted leverage ratio assets	$478,524	475,845	448,205	410,790	397,514
Ratios
Tier 1 capital	7.85%	7.91	8.01	8.34	8.36
Total capital	11.25	11.40	11.11	11.22	11.02
Leverage	6.10	5.99	6.38	6.21	6.23
STOCKHOLDERS’ EQUITY TO ASSETS
Quarter-end	9.36	9.17	9.59	7.76	7.80
Average	9.36%	9.44	9.03	7.83	7.91

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.95%	8.02	7.86	7.93	7.83
Wachovia Bank of Delaware, National Association	14.09	15.13	15.76	17.48	15.01
Total capital
Wachovia Bank, National Association	11.79	11.96	11.52	11.52	11.67
Wachovia Bank of Delaware, National Association	16.43	17.58	18.28	20.07	17.56
Leverage
Wachovia Bank, National Association	6.40	6.33	6.15	6.08	6.00
Wachovia Bank of Delaware, National Association	11.83%	13.25	12.18	10.15	9.69

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	SECOND QUARTER 2005			FIRST QUARTER 2005
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,649	20	3.07%	$2,484	16	2.62%
Federal funds sold and securities purchased under resale agreements	24,676	189	3.08	24,272	153	2.55
Trading account assets (a)	31,879	377	4.73	35,147	402	4.59
Securities (a)	115,006	1,469	5.11	114,961	1,477	5.15
Loans (a) (b)
Commercial
Commercial, financial and agricultural	80,213	1,084	5.42	76,651	960	5.08
Real estate — construction and other	12,885	177	5.53	12,608	156	5.01
Real estate — mortgage	20,204	288	5.71	20,739	271	5.31
Lease financing	10,252	183	7.11	10,513	182	6.94
Foreign	7,641	68	3.55	7,192	58	3.28

Total commercial	131,195	1,800	5.50	127,703	1,627	5.16

Consumer
Real estate secured	74,799	1,072	5.74	74,658	1,037	5.57
Student loans	10,995	129	4.72	11,003	120	4.41
Installment loans	6,892	115	6.75	7,811	122	6.31

Total consumer	92,686	1,316	5.69	93,472	1,279	5.49

Total loans	223,881	3,116	5.58	221,175	2,906	5.30

Loans held for sale	14,024	194	5.51	12,869	166	5.19
Other earning assets	10,419	125	4.84	10,139	115	4.58

Total earning assets excluding derivatives	422,534	5,490	5.20	421,047	5,235	5.00
Risk management derivatives (c)	—	265	0.26	—	279	0.27

Total earning assets including derivatives	422,534	5,755	5.46	421,047	5,514	5.27

Cash and due from banks	12,389			12,661
Other assets	68,438			66,778

Total assets	$503,361			$500,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	80,113	194	0.97	81,071	161	0.81
Money market accounts	94,990	455	1.92	93,477	357	1.55
Other consumer time	38,064	273	2.87	36,005	239	2.70
Foreign	11,857	81	2.75	10,996	61	2.26
Other time	9,999	78	3.09	12,583	83	2.67

Total interest-bearing deposits	235,023	1,081	1.84	234,132	901	1.56
Federal funds purchased and securities sold under repurchase agreements	53,984	375	2.79	51,395	312	2.46
Commercial paper	13,365	97	2.91	13,553	82	2.45
Securities sold short	10,648	92	3.49	12,681	102	3.25
Other short-term borrowings	6,694	30	1.82	6,370	26	1.63
Long-term debt	48,114	528	4.39	47,385	493	4.17

Total interest-bearing liabilities excluding derivatives	367,828	2,203	2.40	365,516	1,916	2.12
Risk management derivatives (c)	—	141	0.16	—	124	0.14

Total interest-bearing liabilities including derivatives	367,828	2,344	2.56	365,516	2,040	2.26

Noninterest-bearing deposits	62,171			60,542
Other liabilities	26,248			27,197
Stockholders’ equity	47,114			47,231

Total liabilities and stockholders’ equity	$503,361			$500,486

Interest income and rate earned — including derivatives		$5,755	5.46%		$5,514	5.27%
Interest expense and equivalent rate paid — including derivatives		2,344	2.23		2,040	1.96

Net interest income and margin — including derivatives		$3,411	3.23%		$3,474	3.31%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

FOURTH QUARTER 2004			THIRD QUARTER 2004			SECOND QUARTER 2004
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$3,909	18	1.85%	$3,153	12	1.52%	$4,015	11	1.13%

24,722	123	1.99	26,419	96	1.44	23,800	62	1.05
36,517	411	4.49	32,052	348	4.34	26,135	260	3.98
103,879	1,297	5.00	101,493	1,237	4.88	100,209	1,196	4.77

69,394	836	4.79	58,278	642	4.40	56,648	599	4.25
10,537	120	4.53	6,683	67	4.02	6,309	56	3.56
19,035	237	4.95	14,877	170	4.54	15,029	158	4.21
10,185	180	7.07	9,692	178	7.33	7,011	180	10.28
7,448	58	3.10	7,330	47	2.51	7,110	41	2.32

116,599	1,431	4.88	96,860	1,104	4.54	92,107	1,034	4.51

62,083	853	5.49	54,288	732	5.38	52,389	691	5.29
10,560	107	4.04	10,145	97	3.80	9,941	90	3.63
7,285	111	6.12	7,259	107	5.86	9,205	126	5.48

79,928	1,071	5.35	71,692	936	5.21	71,535	907	5.08

196,527	2,502	5.08	168,552	2,040	4.83	163,642	1,941	4.76

21,405	261	4.89	17,119	186	4.34	15,603	161	4.12
10,531	104	3.89	11,121	96	3.43	11,443	82	2.91

397,490	4,716	4.74	359,909	4,015	4.45	344,847	3,713	4.32
—	313	0.31	—	349	0.39	—	371	0.43

397,490	5,029	5.05	359,909	4,364	4.84	344,847	4,084	4.75

11,870			11,159			11,254
63,071			53,331			54,973

$472,431			$424,399			$411,074

79,476	128	0.64	73,171	93	0.51	70,205	78	0.45
90,382	271	1.19	81,525	197	0.96	76,850	172	0.90
32,540	212	2.58	26,860	180	2.68	26,288	176	2.69
9,486	46	1.92	7,453	27	1.42	7,110	20	1.14
9,938	56	2.31	7,803	39	1.98	7,773	34	1.76

221,822	713	1.28	196,812	536	1.08	188,226	480	1.03

47,264	233	1.96	47,052	164	1.39	46,620	116	1.00
11,840	58	1.94	12,065	43	1.42	12,382	32	1.04
12,694	102	3.18	12,388	96	3.09	10,571	73	2.78
5,859	19	1.33	6,042	15	0.91	6,013	11	0.80
44,010	443	4.02	39,951	404	4.05	37,840	378	3.99

343,489	1,568	1.82	314,310	1,258	1.60	301,652	1,090	1.45
—	104	0.12	—	78	0.09	—	91	0.12

343,489	1,672	1.94	314,310	1,336	1.69	301,652	1,181	1.57

58,229			51,433			50,466
28,069			25,410			26,460
42,644			33,246			32,496

$472,431			$424,399			$411,074

	$5,029	5.05%		$4,364	4.84%		$4,084	4.75%

	1,672	1.68		1,336	1.48		1,181	1.38

	$3,357	3.37%		$3,028	3.36%		$2,903	3.37%

(c)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	SIX MONTHS ENDED 2005			SIX MONTHS ENDED 2004
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,567	36	2.85%	$3,626	21	1.15%
Federal funds sold and securities purchased under resale agreements	24,475	342	2.82	24,303	123	1.02
Trading account assets (a)	33,504	779	4.66	23,546	480	4.08
Securities (a)	114,983	2,946	5.13	99,216	2,417	4.87
Loans (a) (b)
Commercial
Commercial, financial and agricultural	78,442	2,044	5.25	56,062	1,175	4.21
Real estate — construction and other	12,747	333	5.28	6,166	109	3.54
Real estate — mortgage	20,470	559	5.51	15,135	318	4.22
Lease financing	10,382	365	7.02	6,978	363	10.40
Foreign	7,418	126	3.42	6,897	82	2.40

Total commercial	129,459	3,427	5.33	91,238	2,047	4.51

Consumer
Real estate secured	74,729	2,109	5.65	51,634	1,396	5.42
Student loans	10,999	249	4.56	9,425	168	3.58
Installment loans	7,349	237	6.52	9,115	256	5.64

Total consumer	93,077	2,595	5.59	70,174	1,820	5.20

Total loans	222,536	6,022	5.44	161,412	3,867	4.81

Loans held for sale	13,450	360	5.35	14,181	292	4.12
Other earning assets	10,279	240	4.71	11,299	166	2.96

Total earning assets excluding derivatives	421,794	10,725	5.11	337,583	7,366	4.37
Risk management derivatives (c)	—	544	0.26	—	779	0.47

Total earning assets including derivatives	421,794	11,269	5.37	337,583	8,145	4.84

Cash and due from banks	12,524			11,105
Other assets	67,613			56,193

Total assets	$501,931			$404,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	80,589	355	0.89	67,786	148	0.44
Money market accounts	94,238	812	1.74	73,029	326	0.90
Other consumer time	37,040	512	2.79	26,891	365	2.73
Foreign	11,429	142	2.51	7,392	42	1.16
Other time	11,284	161	2.86	7,724	68	1.76

Total interest-bearing deposits	234,580	1,982	1.70	182,822	949	1.04
Federal funds purchased and securities sold under repurchase agreements	52,697	687	2.63	47,486	240	1.02
Commercial paper	13,458	179	2.68	12,117	62	1.03
Securities sold short	11,659	194	3.36	9,491	120	2.54
Other short-term borrowings	6,532	56	1.73	6,225	21	0.69
Long-term debt	47,752	1,021	4.28	37,555	742	3.95

Total interest-bearing liabilities excluding derivatives	366,678	4,119	2.26	295,696	2,134	1.45
Risk management derivatives (c)	—	265	0.15	—	185	0.13

Total interest-bearing liabilities including derivatives	366,678	4,384	2.41	295,696	2,319	1.58

Noninterest-bearing deposits	61,361			48,535
Other liabilities	26,720			28,034
Stockholders’ equity	47,172			32,616

Total liabilities and stockholders’ equity	$501,931			$404,881

Interest income and rate earned — including derivatives		$11,269	5.37%		$8,145	4.84%
Interest expense and equivalent rate paid — including derivatives		4,384	2.10		2,319	1.38

Net interest income and margin — including derivatives		$6,885	3.27%		$5,826	3.46%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

(c)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2005		2004
	Second	First	Fourth	Third	Second
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

ASSETS
Cash and due from banks	$12,464	12,043	11,714	10,355	10,701
Interest-bearing bank balances	2,852	1,285	4,441	7,664	2,059
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $12,663 at June 30, 2005, $5,370 repledged)	22,528	24,899	22,436	30,629	21,970

Total cash and cash equivalents	37,844	38,227	38,591	48,648	34,730

Trading account assets	46,519	47,149	45,932	45,129	39,659
Securities	117,906	116,731	110,597	102,157	102,934
Loans, net of unearned income	230,287	227,266	223,840	174,504	172,917
Allowance for loan losses	(2,718)	(2,732)	(2,757)	(2,324)	(2,331)

Loans, net	227,569	224,534	221,083	172,180	170,586

Loans held for sale	14,531	14,173	12,988	17,755	16,257
Premises and equipment	5,354	5,260	5,268	4,150	4,522
Due from customers on acceptances	826	826	718	563	703
Goodwill	21,861	21,635	21,526	11,481	11,481
Other intangible assets	1,378	1,428	1,581	946	1,045
Other assets	38,052	36,870	35,040	33,689	36,524

Total assets	$511,840	506,833	493,324	436,698	418,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	63,079	61,626	64,197	52,524	51,613
Interest-bearing deposits	236,831	236,031	230,856	200,457	191,767

Total deposits	299,910	297,657	295,053	252,981	243,380
Short-term borrowings	75,726	73,401	63,406	67,589	66,360
Bank acceptances outstanding	859	866	755	570	708
Trading account liabilities	19,827	22,418	21,709	22,704	20,327
Other liabilities	15,750	15,281	15,507	14,838	15,321
Long-term debt	49,006	47,932	46,759	41,444	37,022

Total liabilities	461,078	457,555	443,189	400,126	383,118

Minority interest in net assets of consolidated subsidiaries	2,858	2,811	2,818	2,675	2,677

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at June 30, 2005	—	—	—	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.577 billion shares at June 30, 2005	5,258	5,255	5,294	4,359	4,365
Paid-in capital	31,038	30,976	31,120	18,095	17,920
Retained earnings	11,079	10,319	10,178	10,449	9,890
Accumulated other comprehensive income, net	529	(83)	725	994	471

Total stockholders’ equity	47,904	46,467	47,317	33,897	32,646

Total liabilities and stockholders’ equity	$511,840	506,833	493,324	436,698	418,441

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	2005		2004
	Second	First	Fourth	Third	Second
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

INTEREST INCOME
Interest and fees on loans	$3,362	3,174	2,814	2,393	2,316
Interest and dividends on securities	1,437	1,426	1,232	1,156	1,110
Trading account interest	354	378	388	325	237
Other interest income	549	475	535	427	356

Total interest income	5,702	5,453	4,969	4,301	4,019

INTEREST EXPENSE
Interest on deposits	1,221	1,050	860	691	654
Interest on short-term borrowings	670	601	492	396	316
Interest on long-term debt	453	389	320	249	211

Total interest expense	2,344	2,040	1,672	1,336	1,181

Net interest income	3,358	3,413	3,297	2,965	2,838
Provision for credit losses	50	36	109	43	61

Net interest income after provision for credit losses	3,308	3,377	3,188	2,922	2,777

FEE AND OTHER INCOME
Service charges	528	513	519	499	489
Other banking fees	355	351	343	313	301
Commissions	603	599	620	568	657
Fiduciary and asset management fees	728	714	700	668	700
Advisory, underwriting and other investment banking fees	257	233	271	237	203
Trading account profits (losses)	17	99	(16)	(60)	34
Principal investing	41	59	7	201	15
Securities gains (losses)	136	(2)	23	(71)	36
Other income	312	429	337	246	172

Total fee and other income	2,977	2,995	2,804	2,601	2,607

NONINTEREST EXPENSE
Salaries and employee benefits	2,324	2,401	2,239	2,118	2,164
Occupancy	271	250	260	234	224
Equipment	269	265	272	268	253
Advertising	48	44	51	46	48
Communications and supplies	158	162	163	149	157
Professional and consulting fees	155	127	179	134	126
Other intangible amortization	107	115	113	99	107
Merger-related and restructuring expenses	90	61	116	127	102
Sundry expense	366	447	441	496	314

Total noninterest expense	3,788	3,872	3,834	3,671	3,495

Minority interest in income of consolidated subsidiaries	71	64	54	28	45

Income before income taxes	2,426	2,436	2,104	1,824	1,844
Income taxes	776	815	656	561	592

Net income	$1,650	1,621	1,448	1,263	1,252

PER COMMON SHARE DATA
Basic earnings	$1.05	1.03	0.97	0.97	0.96
Diluted earnings	1.04	1.01	0.95	0.96	0.95
Cash dividends	$0.46	0.46	0.46	0.40	0.40
AVERAGE COMMON SHARES
Basic	1,564	1,571	1,487	1,296	1,300
Diluted	1,591	1,603	1,518	1,316	1,320

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
(In millions, except per share data)	2005	2004

ASSETS
Cash and due from banks	$12,464	11,714
Interest-bearing bank balances	2,852	4,441
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $12,663 at June 30, 2005, $5,370 repledged)	22,528	22,436

Total cash and cash equivalents	37,844	38,591

Trading account assets	46,519	45,932
Securities	117,906	110,597
Loans, net of unearned income	230,287	223,840
Allowance for loan losses	(2,718)	(2,757)

Loans, net	227,569	221,083

Loans held for sale	14,531	12,988
Premises and equipment	5,354	5,268
Due from customers on acceptances	826	718
Goodwill	21,861	21,526
Other intangible assets	1,378	1,581
Other assets	38,052	35,040

Total assets	$511,840	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	63,079	64,197
Interest-bearing deposits	236,831	230,856

Total deposits	299,910	295,053
Short-term borrowings	75,726	63,406
Bank acceptances outstanding	859	755
Trading account liabilities	19,827	21,709
Other liabilities	15,750	15,507
Long-term debt	49,006	46,759

Total liabilities	461,078	443,189

Minority interest in net assets of consolidated subsidiaries	2,858	2,818

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at June 30, 2005	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.577 billion shares at June 30, 2005	5,258	5,294
Paid-in capital	31,038	31,120
Retained earnings	11,079	10,178
Accumulated other comprehensive income, net	529	725

Total stockholders’ equity	47,904	47,317

Total liabilities and stockholders’ equity	$511,840	493,324

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2005	2004	2005	2004

INTEREST INCOME
Interest and fees on loans	$3,362	2,316	6,536	4,651
Interest and dividends on securities	1,437	1,110	2,863	2,251
Trading account interest	354	237	732	434
Other interest income	549	356	1,024	682

Total interest income	5,702	4,019	11,155	8,018

INTEREST EXPENSE
Interest on deposits	1,221	654	2,271	1,302
Interest on short-term borrowings	670	316	1,271	615
Interest on long-term debt	453	211	842	402

Total interest expense	2,344	1,181	4,384	2,319

Net interest income	3,358	2,838	6,771	5,699
Provision for credit losses	50	61	86	105

Net interest income after provision for credit losses	3,308	2,777	6,685	5,594

FEE AND OTHER INCOME
Service charges	528	489	1,041	960
Other banking fees	355	301	706	570
Commissions	603	657	1,202	1,413
Fiduciary and asset management fees	728	700	1,442	1,404
Advisory, underwriting and other investment banking fees	257	203	490	403
Trading account profits	17	34	116	111
Principal investing	41	15	100	53
Securities gains	136	36	134	38
Other income	312	172	741	422

Total fee and other income	2,977	2,607	5,972	5,374

NONINTEREST EXPENSE
Salaries and employee benefits	2,324	2,164	4,725	4,346
Occupancy	271	224	521	453
Equipment	269	253	534	512
Advertising	48	48	92	96
Communications and supplies	158	157	320	308
Professional and consulting fees	155	126	282	235
Other intangible amortization	107	107	222	219
Merger-related and restructuring expenses	90	102	151	201
Sundry expense	366	314	813	791

Total noninterest expense	3,788	3,495	7,660	7,161

Minority interest in income of consolidated subsidiaries	71	45	135	102

Income before income taxes	2,426	1,844	4,862	3,705
Income taxes	776	592	1,591	1,202

Net income	$1,650	1,252	3,271	2,503

PER COMMON SHARE DATA
Basic earnings	$1.05	0.96	2.09	1.92
Diluted earnings	1.04	0.95	2.05	1.89
Cash dividends	$0.46	0.40	0.92	0.80
AVERAGE COMMON SHARES
Basic	1,564	1,300	1,567	1,301
Diluted	1,591	1,320	1,597	1,323

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2005	2004

OPERATING ACTIVITIES
Net income	$3,271	2,503
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	128	115
Provision for credit losses	86	105
Securitization transactions	(99)	(28)
Gain on sale of mortgage servicing rights	(12)	(23)
Securities transactions	(134)	(38)
Depreciation and other amortization	727	704
Trading account assets, net	(587)	(4,945)
Mortgage loans held for resale	(121)	(301)
Loss on sales of premises and equipment	61	90
Contribution to qualified pension plan	(330)	(253)
Loans held for sale, net	(1,524)	(3,632)
Other assets, net	(554)	(1,477)
Trading account liabilities, net	(1,882)	1,143
Other liabilities, net	(167)	(1,628)

Net cash used by operating activities	(1,137)	(7,665)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	24,000	28,083
Maturities of securities	18,762	16,402
Purchases of securities	(50,198)	(48,276)
Origination of loans, net	(6,530)	(7,457)
Sales of premises and equipment	35	26
Purchases of premises and equipment	(519)	(356)
Goodwill and other intangible assets	(327)	(353)
Purchase of bank-owned separate account life insurance	(1,624)	(129)
Cash equivalents acquired, net of purchases of insurance organizations	18	—

Net cash used by investing activities	(16,383)	(12,060)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	4,857	22,155
Securities sold under repurchase agreements and other short-term borrowings, net	12,320	(4,930)
Issuances of long-term debt	4,261	2,933
Payments of long-term debt	(2,014)	(2,641)
Issuances of common stock, net	147	209
Purchases of common stock	(1,346)	(734)
Cash dividends paid	(1,452)	(1,049)

Net cash provided by financing activities	16,773	15,943

Decrease in cash and cash equivalents	(747)	(3,782)
Cash and cash equivalents, beginning of year	38,591	38,512

Cash and cash equivalents, end of period	$37,844	34,730

NONCASH ITEMS
Transfer to securities from loans	$51	154
Transfer to securities from loans held for sale	87	—
Transfer to loans held for sale from loans, net	$(15)	(139)

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
GENERAL
     Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
     The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, the unaudited condensed consolidated financial statements do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements for all periods presented. The financial position and result of operations as of and for the three and six months ended June 30, 2005, are not necessarily indicative of the results of operations that may be expected in the future. Please refer to the Company’s 2004 Annual Report on Form 10-K for additional information related to the Company’s audited consolidated financial statements for the three years ended December 31, 2004, including the related notes to consolidated financial statements.
BUSINESS COMBINATIONS
     On June 21, 2004, the Company announced the signing of a definitive merger agreement with SouthTrust Corporation (“SouthTrust”), and the merger was completed on November 1, 2004. The terms of this transaction called for the Company to exchange 0.89 shares of its common stock for each share of SouthTrust common stock. Based on the Company’s average of the closing prices for a period beginning two trading days before the announcement of the merger and ending two days after the merger announcement of $45.86, the transaction is valued at $14.0 billion and represents an exchange value of $40.82 for each share of SouthTrust common stock.
STOCK-BASED COMPENSATION
     In 2002, the Company adopted the fair value method of accounting for stock options. Certain awards made prior to January 1, 2002, continued to be accounted for using the intrinsic value method through their required service period which ended in 2004.
     The effect on net income available to common stockholders and earnings per share as if the fair value method had been applied to all outstanding and unvested awards for the three and six months ended June 30, 2005 and 2004, is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2005	2004	2005	2004

Net income available to common stockholders, as reported	$1,650	1,252	3,271	2,503
Add stock-based employee compensation expense included in reported net income, net of income taxes	14	22	36	40
Deduct total stock-based employee compensation expense determined under the fair value method for all awards, net of income taxes	(14)	(35)	(36)	(70)

Pro forma net income available to common stockholders	$1,650	1,239	3,271	2,473

PER COMMON SHARE DATA
Basic — as reported	$1.05	0.96	2.09	1.92
Basic — pro forma	1.05	0.95	2.09	1.90
Diluted — as reported	1.04	0.95	2.05	1.89
Diluted — pro forma	$1.04	0.94	2.05	1.87

PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The components of the retirement benefit costs included in salaries and employee benefits for the six months ended June 30, 2005 and 2004, are presented below.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
(In millions)	2005	2004	2005	2004	2005	2004

RETIREMENT BENEFIT COSTS
Service cost	$89	77	2	1	2	3
Interest cost	121	116	13	10	26	26
Expected return on plan assets	(207)	(189)	—	—	(1)	(1)
Amortization of prior service cost	(13)	(13)	—	—	(4)	(4)
Amortization of actuarial losses	44	40	5	4	3	4

Net retirement benefit costs	$34	31	20	15	26	28

     In April 2005, the Company contributed $330 million to the Qualified Pension. The Company does not expect to make any additional contributions to the Qualified Pension during the year. Additionally, the Company’s practice is to contribute annually to each of the Nonqualified Pension and Other Postretirement Benefits an amount equal to the benefit payments made during the year less any retiree contributions received during the year.
RECLASSIFICATIONS
     Certain amounts in 2004 were reclassified to conform with the presentation in 2005. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.

NOTE 2: SECURITIES

	June 30, 2005
									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$787	48	40	43	918	4	1	915	1.62
Mortgage-backed securities, principally obligations of U.S. Government agencies	572	49,502	25,060	14	75,148	435	218	74,931	4.76
Asset-backed
Residual interests from securitizations	32	486	339	—	857	244	—	613	3.76
Retained bonds from securitizations	281	2,654	152	3	3,090	36	4	3,058	3.26
Collateralized mortgage obligations	170	4,669	309	103	5,251	33	24	5,242	4.01
Commercial mortgage-backed	9	3,894	4,306	7	8,216	436	2	7,782	5.59
Other	4,433	387	13	25	4,858	10	—	4,848	0.74
State, county and municipal	56	493	659	2,372	3,580	238	1	3,343	15.39
Sundry	532	7,799	3,607	4,050	15,988	338	33	15,683	7.32

Total market value	$6,872	69,932	34,485	6,617	117,906	1,774	283	116,415	5.16

MARKET VALUE
Debt securities	$6,872	69,932	34,485	4,584	115,873	1,727	276	114,422
Equity securities	—	—	—	2,033	2,033	47	7	1,993

Total market value	$6,872	69,932	34,485	6,617	117,906	1,774	283	116,415

AMORTIZED COST
Debt securities	$6,827	69,163	33,978	4,454	114,422
Equity securities	—	—	—	1,993	1,993

Total amortized cost	$6,827	69,163	33,978	6,447	116,415

WEIGHTED AVERAGE YIELD
U.S. Treasury	3.05%	2.81	4.21	4.95	3.17
Mortgage-backed securities, principally obligations of U.S. Government agencies	5.31	5.03	4.85	5.22	4.98
Asset-backed
Residual interests from securitizations	6.82	16.36	23.08	—	18.06
Retained bonds from securitizations	7.66	4.04	7.63	8.51	4.54
Collateralized mortgage obligations	5.08	4.79	5.00	5.04	4.82
Commercial mortgage-backed	3.46	6.57	5.11	6.06	5.79
Other	3.99	5.52	7.20	11.01	4.15
State, county and municipal	8.22	8.90	8.44	6.96	7.50
Sundry	5.03	4.23	4.67	6.16	4.85
Consolidated	4.28%	5.07	5.03	6.43	5.09

     At June 30, 2005, all securities were classified as available for sale.
     At June 30, 2005, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $56.4 billion and a market value of $56.5 billion, and an amortized cost of $15.9 billion and a market value of $15.9 billion, respectively. Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $1.6 billion and $1.7 billion at June 30, 2005, respectively.
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA and auto loans. At June 30, 2005, retained bonds with an amortized cost of $2.9 billion and a market value of $3.0 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $2.3 billion and $2.3 billion at June 30, 2005, respectively, had an external credit rating of AA and above.
     Securities with an aggregate amortized cost of $58.3 billion at June 30, 2005, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At June 30, 2005, there were forward commitments to purchase securities at a cost that approximates a market value of $2.4 billion. At June 30, 2005, there were commitments to sell securities at a cost that approximates a market value of $4.5 billion.
     Gross gains and losses realized on the sale of debt securities in the six months ended June 30, 2005, were $297 million and $176 million (including $52 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $15 million and $2 million (including $2 million of impairment losses), respectively.
NOTE 3: COMPREHENSIVE INCOME
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Comprehensive income for the three and six months ended June 30, 2005 and 2004, is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2005	2004	2005	2004

COMPREHENSIVE INCOME
Net income	$1,650	1,252	3,271	2,503
OTHER COMPREHENSIVE INCOME
Net unrealized holding gain (loss) on securities	607	(1,342)	(179)	(857)
Net unrealized gain (loss) on cash flow hedge derivatives	5	99	(17)	(11)

Total comprehensive income	$2,262	9	3,075	1,635

NOTE 4: BUSINESS SEGMENTS (a)
     Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest income in consolidated subsidiaries, and the change in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s GAAP segment presentation excludes these items. Also, for segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.
     Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (“RAROC”) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results. Please refer to the Company’s 2004 Annual Report, including pages 26 through 32 and pages 104 through 106, for additional information related to business segments and performance metrics.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. Additionally, in the first quarter of 2005, the Company transferred certain insurance business lines to Wealth Management from Capital Management and have updated information for 2004 to reflect this change. The impact of this and other changes to previously reported segment earnings for full year 2004 was a $12 million decrease in the General Bank, a $2 million decrease in Capital Management, an $8 million increase in Wealth Management, a $40 million decrease in the Corporate and Investment Bank, and a $46 million increase in the Parent.

	Three Months Ended June 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,407	160	143	522	179	(53)	3,358
Fee and other income	686	1,189	185	789	128	—	2,977
Intersegment revenue	49	(12)	1	(39)	1	—	—

Total revenue (b)	3,142	1,337	329	1,272	308	(53)	6,335
Provision for credit losses	68	—	—	(8)	(10)	—	50
Noninterest expense	1,515	1,089	222	711	161	90	3,788
Minority interest	—	—	—	—	85	(14)	71
Income taxes (benefits)	561	91	39	185	(72)	(28)	776
Tax-equivalent adjustment	10	—	—	27	16	(53)	—

Net income	$988	157	68	357	128	(48)	1,650

Economic profit	$759	118	50	176	116	—	1,219
Risk adjusted return on capital	54.62%	45.09	49.60	23.88	30.05	—	40.10
Economic capital, average	$6,981	1,394	522	5,483	2,424	—	16,804
Cash overhead efficiency ratio (b)	48.18%	81.48	67.39	55.85	17.63	—	56.19
Lending commitments	$102,189	176	5,154	94,333	430	—	202,282
Average loans, net	161,609	689	13,546	37,972	10,065	—	223,881
Average core deposits	$205,495	31,160	13,192	22,505	2,986	—	275,338
FTE employees	41,466	18,504	4,737	4,845	23,833	—	93,385

	Three Months Ended June 30,2004
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$1,891	135	118	603	156	(65)	2,838
Fee and other income	601	1,236	153	713	(96)	—	2,607
Intersegment revenue	40	(11)	1	(30)	—	—	—

Total revenue (b)	2,532	1,360	272	1,286	60	(65)	5,445
Provision for credit losses	65	—	—	(4)	—	—	61
Noninterest expense	1,305	1,141	193	619	135	102	3,495
Minority interest	—	—	—	—	70	(25)	45
Income taxes (benefits)	411	80	28	216	(113)	(30)	592
Tax-equivalent adjustment	11	—	—	31	23	(65)	—

Net income (loss)	$740	139	51	424	(55)	(47)	1,252

Economic profit	$565	102	33	273	(59)	—	914
Risk adjusted return on capital	54.90%	40.67	40.35	35.35	0.61	—	37.74
Economic capital, average	$5,167	1,380	458	4,505	2,240	—	13,750
Cash overhead efficiency ratio (b)	51.54%	83.90	70.89	48.11	50.07	—	59.66
Lending commitments	$73,372	103	4,342	75,295	328	—	153,440
Average loans, net	122,108	522	10,593	29,552	867	—	163,642
Average core deposits	$166,021	25,533	11,835	17,927	2,493	—	223,809
FTE employees	34,529	19,867	3,715	4,521	22,410	—	85,042

	Six Months Ended June 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$4,766	319	283	1,112	405	(114)	6,771
Fee and other income	1,370	2,378	331	1,767	126	—	5,972
Intersegment revenue	92	(24)	3	(73)	2	—	—

Total revenue (b)	6,228	2,673	617	2,806	533	(114)	12,743
Provision for credit losses	125	—	(1)	(11)	(27)	—	86
Noninterest expense	3,059	2,182	413	1,443	412	151	7,660
Minority interest	—	—	—	—	159	(24)	135
Income taxes (benefits)	1,097	180	75	456	(169)	(48)	1,591
Tax-equivalent adjustment	20	—	—	55	39	(114)	—

Net income	$1,927	311	130	863	119	(79)	3,271

Economic profit	$1,455	234	95	519	96	—	2,399
Risk adjusted return on capital	52.79%	44.64	49.36	30.77	18.92	—	40.07
Economic capital, average	$7,022	1,403	501	5,297	2,417	—	16,640
Cash overhead efficiency ratio (b)	49.11%	81.64	66.85	51.41	35.65	—	56.67
Lending commitments	$102,189	176	5,154	94,333	430	—	202,282
Average loans, net	160,499	665	13,175	37,447	10,750	—	222,536
Average core deposits	$203,502	31,760	13,223	21,699	3,044	—	273,228
FTE employees	41,466	18,504	4,737	4,845	23,833	—	93,385

	Six Months Ended June 30,2004
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$3,739	257	230	1,186	414	(127)	5,699
Fee and other income	1,170	2,580	301	1,454	(131)	—	5,374
Intersegment revenue	78	(24)	2	(57)	1	—	—

Total revenue (b)	4,987	2,813	533	2,583	284	(127)	11,073
Provision for credit losses	133	—	—	(30)	2	—	105
Noninterest expense	2,627	2,362	382	1,237	352	201	7,161
Minority interest	—	—	—	—	149	(47)	102
Income taxes (benefits)	787	164	54	443	(187)	(59)	1,202
Tax-equivalent adjustment	21	—	—	63	43	(127)	—

Net income (loss)	$1,419	287	97	870	(75)	(95)	2,503

Economic profit	$1,061	210	62	552	(77)	—	1,808
Risk adjusted return on capital	51.86%	40.86	38.36	35.59	4.12	—	37.24
Economic capital, average	$5,220	1,413	458	4,513	2,249	—	13,853
Cash overhead efficiency ratio (b)	52.67%	83.97	71.55	47.88	47.25	—	60.19
Lending commitments	$73,372	103	4,342	75,295	328	—	153,440
Average loans, net	120,170	440	10,374	29,471	957	—	161,412
Average core deposits	$163,201	22,348	11,496	16,981	2,215	—	216,241
FTE employees	34,529	19,867	3,715	4,521	22,410	—	85,042

(a)	Certain amounts presented in periods prior to the second quarter of 2005 have been reclassified to conform to the presentation in the second quarter of 2005.

(b)	Tax-equivalent.

(c)	Tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

NOTE 5: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings per common share for the three and six months ended June 30, 2005 and 2004, is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2005	2004	2005	2004

Income available to common stockholders	$1,650	1,252	3,271	2,503
Basic earnings per common share	1.05	0.96	2.09	1.92
Diluted earnings per common share	$1.04	0.95	2.05	1.89

Average common shares — basic	1,564	1,300	1,567	1,301
Common share equivalents, unvested restricted stock, incremental common shares from forward purchase contracts	27	20	30	22

Average common shares — diluted	1,591	1,320	1,597	1,323

NOTE 6: DERIVATIVES (a)
     Risk management derivative financial instruments at June 30, 2005, are presented below.

	June 30, 2005
					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES
Cash flow hedges (b)
Interest rate swaps—receive fixed	$36,487	1,370	(102)	782	(1)	4.25
Interest rate swaps—pay fixed	1,369	—	(118)	(74)	—	5.06
Forward purchase commitments	2,598	1	—	1	—	0.09
Futures	400	—	(1)	—	—	0.25
Fair value hedges (c)
Interest rate swaps—pay fixed	2,214	1	(28)	—	(1)	16.02
Forward sale commitments	5,542	—	(31)	—	(4)	0.04

Total asset hedges	$48,610	1,372	(280)	709	(6)	4.07

LIABILITY HEDGES
Cash flow hedges (d)
Interest rate swaps—pay fixed	$43,382	82	(901)	(508)	—	4.32
Futures	56,688	41	—	25	—	0.25
Fair value hedges (e)
Interest rate swaps—receive fixed	20,757	663	(42)	—	—	6.66
Interest rate options	4,425	—	(1)	—	—	0.15

Total liability hedges	$125,252	786	(944)	(483)	—	2.72

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges. All other derivative financial instruments are classified as trading.
(b) Receive-fixed interest rate swaps with a notional amount of $36.5 billion and with pay rates based on one-to-six month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-six month LIBOR-indexed loans. Pay-fixed interest rate swaps with a notional amount of $1.4 billion and with receive rates based on one-month LIBOR are designated as cash flow hedges of available for sale securities. Forward purchase commitments of $2.2 billion and $443 million are designated as cash flow hedges of the variability of the consideration to be paid on the forecasted purchase of loans and available for sale securities, respectively. Eurodollar futures with a notional amount of $400 million are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-month LIBOR-indexed loans.
(c) Pay-fixed interest rate swaps with a notional amount of $2.2 billion and receive rates based on one-month LIBOR are designated as fair value hedges of available for sale securities. Forward sale commitments of $4.8 billion and $792 million are designated as fair value hedges of available for sale securities and mortgage loans in the warehouse, respectively.
(d) Derivatives with a notional amount of $100.1 billion are designated as cash flow hedges of the variability in interest payments attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy. Of this amount, $43.4 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR, of which $11.3 billion are forward-starting, and $56.7 billion are Eurodollar futures.
(e) Receive-fixed interest rate swaps with a notional amount of $20.8 billion and with pay rates based primarily on one-to-six month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily long-term debt. Purchased interest rate options with a notional amount of $4.4 billion are designated as fair value hedges of embedded interest rate options in long-term debt.
(f) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(g) At June 30, 2005, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $340 million, net of income taxes. Of this net of tax amount, a $226 million gain represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $566 million loss relates to terminated and/or redesignated derivatives. At June 30, 2005, $12 million of net losses, net of income taxes, recorded in accumulated other comprehensive income are expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 20.85 years.
(h) In the six months ended June 30, 2005, losses in the amount of $6 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. In addition, net interest income in the six months ended June 30, 2005, was increased by $5 million representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.
(i) Estimated maturity approximates average life.

     Expected maturities of risk management derivative financial instruments at June 30, 2005, are presented below.

	June 30, 2005
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$4,014	717	17,908	13,848	—	36,487
Notional amount — swaps—pay fixed	1	6	571	753	38	1,369
Notional amount — other	$2,998	—	—	—	—	2,998
Weighted average receive rate (a)	3.69%	5.87	4.57	5.26	2.11	4.77
Weighted average pay rate (a)	3.38%	3.24	3.37	3.46	4.58	3.41
Unrealized gain (loss)	$(20)	11	260	902	(3)	1,150

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$—	41	66	473	1,634	2,214
Notional amount — other	$5,542	—	—	—	—	5,542
Weighted average receive rate (a)	—%	3.20	3.35	3.30	2.19	2.37
Weighted average pay rate (a)	—%	3.24	3.76	4.47	3.81	3.94
Unrealized gain (loss)	$(31)	—	1	(7)	(21)	(58)

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$4,006	12,055	13,202	10,527	3,592	43,382
Notional amount — other	$41,438	10,800	4,450	—	—	56,688
Weighted average receive rate (a)	3.41%	3.36	3.37	2.32	4.97	3.40
Weighted average pay rate (a)	2.69%	4.01	5.34	4.70	8.08	4.66
Unrealized gain (loss)	$65	5	(93)	(409)	(346)	(778)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$2,800	2,357	6,260	5,972	3,368	20,757
Notional amount — other	$4,425	—	—	—	—	4,425
Weighted average receive rate (a)	6.92%	5.15	4.52	5.08	6.37	5.38
Weighted average pay rate (a)	3.22%	3.53	3.29	3.38	3.06	3.30
Unrealized gain (loss)	$13	30	96	271	210	620

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, and they are the pay or receive rates in effect at June 30, 2005.
     Activity related to risk management derivative financial instruments for the six months ended June 30, 2005, is presented below.

	June 30, 2005
	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2004	$57,438	166,238	223,676
Additions	68,556	82,130	150,686
Maturities and amortizations	(30,547)	(46,378)	(76,925)
Terminations	(15,371)	(3,754)	(19,125)
Redesignations and transfers to trading account assets	(31,466)	(72,984)	(104,450)

Balance, June 30, 2005	$48,610	125,252	173,862

NOTE 7: GUARANTEES

	June 30, 2005		December 31, 2004
		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities lending indemnifications	$—	54,651	—	48,879
Standby letters of credit	108	31,091	101	30,815
Liquidity agreements	686	7,144	1	7,568
Loans sold with recourse	42	4,922	39	5,238
Residual value guarantees on operating leases	11	637	9	629
Written put options	210	9,490	353	3,187
Contingent consideration	—	251	—	259

Total guarantees	$1,057	108,186	503	96,575